UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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2024
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

PRA Group™

About PRA Group, Inc.

Headquartered in Norfolk, Virginia and incorporated in Delaware, we are a global financial and business services company with operations based primarily in the Americas, Europe and Australia. Our primary business is the purchase, collection and management of portfolios of nonperforming loans. The accounts we purchase are primarily the unpaid obligations of individuals owed to credit originators, which include banks and other types of consumer, retail and auto finance companies. We purchase portfolios of nonperforming loans at a discount in two broad categories: Core and Insolvency. Our Core operation specializes in purchasing and collecting nonperforming loans, which we purchase since the credit originators have chosen not to pursue, or have been unsuccessful in, collecting the full balance owed. Our Insolvency operation consists primarily of purchasing and collecting on nonperforming loans where the customer is involved in a bankruptcy proceeding, or the equivalent thereof, in certain European countries. We also provide fee-based services on class action claims recoveries in the United States (“U.S.”). For more information about our business, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”) as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2024. The information contained on, or that can be accessed through, our website, including any document referenced in this Proxy Statement, is not, and shall not be deemed to be, a part of this Proxy Statement.

Notice of Annual Meeting of Stockholders

DATE:	Thursday, June 13, 2024
TIME:	9:30 a.m. Eastern Time
LOCATION:	Virtual Meeting
RECORD DATE:	April 23, 2024

The PRA Group, Inc. (the “Company”) 2024 Annual Meeting of Stockholders (the “Annual Meeting”) will be held virtually on Thursday, June 13, 2024, beginning at 9:30 a.m. Eastern Time. Instructions on how to access and participate in the Annual Meeting are provided under “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 2 of the enclosed Proxy Statement. Only stockholders of record as of the close of business on April 23, 2024 are entitled to receive notice of, and to vote during, the Annual Meeting.

At the Annual Meeting, stockholders will be asked to vote on the following items:

•	Election of the 11 director nominees named in the accompanying Proxy Statement for a one-year term;

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024;

•	Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers (“Say-on-Pay”); and

•	Any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

We are providing access to our proxy materials by internet in accordance with the SEC’s “notice and access” rules. These rules permit us to provide access to our proxy materials, including the Notice of Annual Meeting, Proxy Statement and our 2023 Annual Report to Stockholders, by notifying you of their availability on the internet instead of mailing printed copies. Accordingly, on or about April 29, 2024, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials will provide instructions on how to access and review our proxy materials on the internet and request printed copies. Stockholders will not receive printed copies of our proxy materials unless they request such copies. If requested, printed copies will be available free of charge. We believe that providing our proxy materials through the internet increases the ability of our stockholders to access the information they need while simultaneously reducing the environmental impact and cost to the Company of the Annual Meeting.

Every vote is important and valued by the Company. Therefore, we encourage you to vote your shares through the internet, by phone or, if you requested and received a printed copy of the proxy card, by mail, using the instructions provided below even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

LaTisha Owens Tarrant
Corporate Secretary April 29, 2024

YOU CAN VOTE IN ONE OF FOUR WAYS

Visit www.AALvote.com/PRAA to vote VIA THE INTERNET	If you received printed proxy materials, sign, date and return your proxy card in the envelope provided to vote BY MAIL

Call (866) 804-9616 to vote BY TELEPHONE	Attend the Annual Meeting virtually and vote via the link provided.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 13, 2024: The Company’s Proxy Statement and 2023 Annual Report to stockholders are available at
www.viewproxy.com/PRAGroup/2024.

PRA Group, Inc.

2024 Proxy Statement

2024 Proxy Statement | PRA Group

Proxy Summary

This summary highlights certain information contained elsewhere in the Proxy Statement but does not contain all information that you should consider prior to casting your vote. Therefore, you should read the entire Proxy Statement carefully before voting.

Annual Meeting

Date and Time:	Thursday, June 13, 2024, at 9:30 a.m. Eastern Time

Location:	Virtual Meeting

Record Date:	April 23, 2024

Voting Matters and Board Vote Recommendations

	Agenda Item	Board Vote Recommendation	Page Reference

Proposal 1:	Elect the 11 director nominees named in this Proxy Statement for a one-year term	FOR	11

Proposal 2:	Ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2024	FOR	18
Proposal 3:	Advisory vote to approve our named executive officer (“NEO”) compensation (“Say-on-Pay”)	FOR	22

Corporate Governance Highlights

Independent Oversight

•  Our Board of Directors (“Board”) is comprised primarily of independent (11 of 12) directors.

•  Our Board Committees are comprised solely of independent directors.

•  We have a Lead Independent Director who, among other responsibilities, presides over executive sessions of our independent directors, which occur at each in-person or virtual Board meeting.

•  The roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separate.

•  Our Compensation Committee engages an independent compensation consultant to advise and support the Compensation Committee’s work.

Board Refreshment	• Our Board and all Board Committees conduct annual performance evaluations. • Our directors cannot stand for re-election after they reach the age of 75.

Stockholder Rights and Alignment

•  Our stockholders have the right to call special meetings.

•  Our directors are elected annually.

•  Our directors must be elected by a majority of the votes cast in uncontested elections.

•  We have stock ownership guidelines that apply to our directors and executive officers in order to align their interests with the interests of our stockholders.

•  All incentive compensation for our executive officers is subject to recoupment (or clawback) by the Company in the event of an accounting restatement, to comply with applicable law or if the executive officer violates restrictive covenants included in the officer’s equity award or employment agreement.

Environmental, Social and Governance (“ESG”)

•  Our Nominating and Corporate Governance Committee oversees significant ESG matters with the support of management’s ESG Steering Committee, which is comprised of senior members of management and operates pursuant to a written charter.

•  We have adopted a Statement on Human Rights.

•  We have adopted a Political Contributions Statement.

•  We have adopted an Environmental and Sustainability Statement.

Hedging/Pledging	• Our directors, executive officers and employees are prohibited from engaging in short sales and hedging transactions involving the Company’s equity securities and may not pledge our common stock.

2024 Proxy Statement | PRA Group i

Director Dashboard

We are led by directors whose qualifications, experience and backgrounds support the effective oversight of our business and affairs, further our strategic goals and provide valued guidance to management. The charts below reflect key data about our Board as of April 29, 2024.

Board Diversity Matrix (As of April 29, 2024)

Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	9	0	0

Part II: Demographic Background

African American or Black	1	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	1	0	0

Hispanic or Latinx	1	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	8	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+		1
Did Not Disclose Demographic Background		0

2023 Company Performance Highlights

•	Total portfolio purchases were $1.2 billion in 2023 compared to $850.0 million in 2022. The increase was primarily driven by improving portfolio supply in the U.S.

•	Total cash collections (collections on our owned finance receivables portfolios) remained stable at $1.7 billion for both 2023, and 2022.

•	Total revenues were $802.6 million in 2023 compared to $966.5 million in 2022. The decrease was driven by:

•

a $140 million decrease in changes in expected recoveries, primarily due to lower overperformance and a net increase to the estimated remaining collections of certain pools compared to a net decrease during 2023; and

•	a $15 million decrease in portfolio income, largely the result of higher levels of consumer liquidity driving a lower supply of nonperforming loan portfolios in the years leading up to 2023.

•	Total operating expenses were $702.1 million in 2023 compared to $680.7 million in 2022. The increase was driven by:

•	a $12 million increase in legal collection costs, primarily reflecting higher volumes of lawsuits filed in the U.S. during 2023;

ii PRA Group | 2024 Proxy Statement

•	an $11 million increase in agency fees, due to higher collections in Brazil; and

•	$20 million of non-recurring expenses, including severance, case-specific litigation, and the impairment of real estate associated with the closing of an owned U.S. call center.

•	Net income/(loss) attributable to the Company was ($83.5) million in 2023, compared to $117.1 million in 2022.

•	Our cash efficiency ratio (cash receipts, which are cash collections plus fee income, less operating expenses, divided by cash receipts) was 58.0% in 2023 compared to 61.0% in 2022.

•

Estimated remaining collections (the sum of all future projected cash collections on our owned finance receivables portfolios) was $6.4 billion at the end of 2023, compared to $5.7 billion at the end of 2022.

2023 TOTAL PORTFOLIO PURCHASES $1.2B	2023 TOTAL CASH COLLECTIONS $1.7B	2023 TOTAL REVENUES $802.6M

Portfolio Purchases ($ in millions)

Cash Collections ($ in millions)

2024 Proxy Statement | PRA Group iii

Estimated Remaining Collections ($ in billions)

Investor Outreach and Engagement

We interact with our investors in a variety of ways. Our Investor Relations team meets regularly with stockholders, prospective stockholders, and investment analysts. These meetings often include participation by our CEO, Chief Financial Officer (“CFO”), and other business leaders, and focus on topics such as how we deliver growth and profitability as well as drive our strategy. In addition to these meetings, our management also engages routinely with our stockholders and other stakeholders. We value input from our stockholders and communicate regularly with them to better understand their perspectives, address any questions or concerns, and help increase their understanding of our business. Throughout 2023, we contacted many of our stockholders, including our top 50 stockholders, conducted more than 70 unique meetings and engaged with holders of more than 35% of our shares outstanding. These discussions generally focused on the Company’s business strategy, market positioning, financial performance and other relevant governance and non-governance matters. We also communicate with our stockholders through other avenues, including our SEC filings, news releases, investor conferences, non-deal roadshows, annual report, annual meeting, annual proxy statement, ESG report, and investor relations website. In addition, we hold quarterly conference calls, which are open to the public, to discuss our financial results.

2023 STOCKHOLDER MEETINGS 70+	2023 % OF SHARES ENGAGED >35%	2023 INVESTOR CONFERENCES AND NON-DEAL ROADSHOWS 7

iv PRA Group | 2024 Proxy Statement

120 CORPORATE BOULEVARD

NORFOLK, VIRGINIA 23502

Proxy Statement

Annual Meeting of Stockholders

June 13, 2024

Purpose

This Proxy Statement is being made available to stockholders on or about April 29, 2024 in connection with a solicitation by the Board of PRA Group, Inc. (the “Company,” “we,” “us” or “our”) of proxies to be voted at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements. The Annual Meeting will be held virtually on Thursday, June 13, 2024 at 9:30 a.m. Eastern Time for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date

At the close of business on April 23, 2024, which is the record date for the Annual Meeting (the “Record Date”), there were 39,352,006 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Quorum

In order for business to be conducted at the Annual Meeting, a majority of the issued and outstanding shares of our common stock entitled to vote, represented in person or by proxy, must be present. Abstentions and broker shares that include “broker non-votes” that are present and entitled to vote are counted as present for purposes of determining a quorum. See “Broker Non-Votes” on page 51 of this Proxy Statement for an explanation of what constitutes a broker non-vote.

Vote Required

Each stockholder will have one vote for each share of our common stock held as of the Record Date. Shares of our common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy.

If you provide specific voting instructions, your shares will be voted as you instruct. If you vote through the internet or by phone and vote as recommended by our Board or if you sign and return your proxy card, but do not provide instructions, your shares will be voted as follows:

•	FOR the election of the 11 nominees for directors named in this Proxy Statement for a one-year term (“Proposal 1”);

•	FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2024 (“Proposal 2”); and

•	FOR the approval, on a non-binding advisory basis, of the compensation of our NEOs (“Proposal 3”).

With respect to Proposal 1, each director nominee will be elected if the director nominee receives a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on Proposal 1. Proposal 2 and Proposal 3 will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the applicable proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 2 and Proposal 3. However, broker non-votes will have no effect on these proposals.

2024 Proxy Statement | PRA Group 1

Instructions for Attending and Participating in the Virtual Annual Meeting

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. However, stockholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting.

The Annual Meeting will begin at 9:30 a.m. Eastern Time on Thursday, June 13, 2024. In order to attend and participate in the Annual Meeting, including voting your shares and submitting questions, you must register at www.viewproxy.com/PRAGroup/2024 by 11:59 p.m. Eastern Time on June 12, 2024. If you are a record holder, you must register using the virtual control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you requested and received a printed copy of the proxy materials). If you hold your shares beneficially through a bank, broker or other nominee, and your voting instruction form or Notice of Internet Availability of Proxy Materials indicates that you may vote those shares, then you may access, participate in and vote at the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of Proxy Materials. Otherwise, you must provide a legal proxy from your bank, broker or other nominee during registration and you will be assigned a virtual control number in order to vote your shares and submit questions during and before the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares or submit questions) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.viewproxy.com/PRAGroup/2024.

On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation. We encourage you to check in by 9:15 a.m. Eastern Time on June 13, 2024, the day of the Annual Meeting, so that any technical difficulties may be addressed before the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting live webcast during the meeting, please email VirtualMeeting@viewproxy.com or call (866) 612-8937.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance via the internet, by telephone or by mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

2 PRA Group | 2024 Proxy Statement

Corporate Governance

The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and our stockholders. Our Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the daily operations of the Company. Our Board must fulfill its responsibilities consistent with its fiduciary duties to the Company and our stockholders and in compliance with applicable laws and regulations. To assist our Board with fulfilling its duties, our Board has implemented a leadership structure that supports its oversight responsibilities, created standing and ad hoc committees to formally handle duties that our Board deems significant, and adopted policies and procedures that reflect our Board’s commitment to good corporate governance, including Corporate Governance Guidelines, a Code of Conduct and a policy to approve transactions with related parties.

Board Leadership

Our Board believes that the decision of whether to have the same individual occupy the offices of Chairman of the Board (“Chairman”) and CEO should be made by our Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and our stockholders.

Currently, the roles of Chairman and CEO are separated, which our Board believes is appropriate. Separation of the roles allows Mr. Atal to focus on managing the daily operations of the Company in his role as President and CEO, while Mr. Fredrickson, in his role as Chairman, oversees our Board’s significant functions. Mr. Fredrickson has leveraged his extensive experience in the financial sector and past daily operational management experience to effectively and efficiently guide our Board by focusing its attention on issues of greatest importance to the Company and our stockholders.

Our Corporate Governance Guidelines provide that a Lead Independent Director will be selected by the independent directors whenever the individual selected to serve as Chairman is also the CEO or otherwise not independent. Although Mr. Fredrickson is independent, the Board has retained the Lead Independent Director role given expanded Board leadership responsibilities with respect to board refreshment, new director onboarding, investor engagement and strategic planning. Lance L. Weaver currently serves as the Lead Independent Director and has the following duties and responsibilities:

•	preside at all meetings of the independent directors;

•	consult with the Chairman and CEO concerning the agenda for Board meetings and approve the agenda for Board meetings;

•	be available to advise Committee chairs in fulfilling their designated roles and responsibilities with our Board;

•	be available for consultation and direct communication with stockholders where appropriate, upon reasonable request; and

•	lead the annual evaluation of the Chairman and CEO.

Building Our Board

Our Board recognizes that the duties and responsibilities of a director require highly skilled individuals with diverse qualities, backgrounds, attributes and professional experience. Our Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee reviews potential candidates for director vacancies and recommends nominees to our Board for approval. In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee relies on suggestions and recommendations from directors, stockholders, management and others, including executive search and board advisory firms when deemed appropriate. During 2023, the Board engaged a third-party search firm to conduct a director search. The search firm identified candidates and also considered candidates recommended by directors and a stockholder. Mr. Marino and Ms. Gadhia were recommended to the Nominating and Corporate Governance Committee as part of this director search process launched in 2023 and conducted by the third-party search firm. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees.

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit a written notice to our Corporate Secretary following the procedures set forth in our Amended and Restated By-Laws (“By-Laws”), as described under “Stockholder Proposals” on page 51 of this Proxy Statement.

Our Board and Nominating and Corporate Governance Committee have determined that there are general requirements for service on our Board that all directors must possess, including the following:

•	high integrity and ethical standards;

•	commitment to representing the long-term interests of stockholders;

2024 Proxy Statement | PRA Group 3

Corporate Governance

•	a proven record of success in the individual’s field;

•	an understanding of, and respect for, good corporate governance practices;

•	a high degree of financial literacy;

•	experience leading complex organizations;

•	the ability to devote the time necessary to properly discharge the duties associated with serving as a director, including attending and participating in Board and Committee meetings;

•	intangible qualities such as willingness to ask difficult questions while continuing to work collegially with other directors and management; and

•	an appreciation for diversity and inclusion.

While our Board does not have a specific diversity and inclusion policy, it does consider self-identified diversity characteristics, including race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

Director Qualifications

In addition to the characteristics each director must possess, our Board and the Nominating and Corporate Governance Committee have identified the following qualifications, experience, knowledge, skills and abilities that are important to be represented on our Board as a whole, in light of the Company’s current needs and business priorities:

Desired Skills and Experience	Our Board as a whole should:

Financial Industry	understand the complex financial and highly regulated environment in which our business operates in order to evaluate our operating and strategic performance.

Government and Regulatory	have experience in compliance with international, federal and state laws, regulations and agencies because our business is heavily regulated and directly affected by governmental and regulatory actions.

Information Technology, Data Governance and Cybersecurity	have experience with information technology because our business relies on data and information technology and we face threats of business or technology disruptions and/or cyber incidents.

International/Global	have a global perspective and international experience useful in evaluating our operating and strategic performance and growth because our business and strategy are global.

Public Company	have a comprehensive understanding of the complex financial and legal issues facing U.S. public companies because we are a publicly-traded company regulated by the SEC and listed on the Nasdaq Stock Market (“Nasdaq”).

Risk Oversight	have a comprehensive understanding of the risks facing our business and industry and the policies and procedures that are appropriate for effective risk oversight and mitigation.
Strategic Planning	have experience setting a long-term corporate vision, assessing geographies in which to operate, and evaluating competitive positioning and a comprehensive understanding of transformation planning processes to support the development of, and modifications to, our strategic plan.

Board Committees

The standing Committees of our Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. Each standing Committee operates pursuant to a written charter, which is available on the Investor Relations page of our website at www.pragroup.com. All members of the standing Committees are independent as defined by Nasdaq listing standards and SEC rules. In addition, each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Audit Committee is an “audit committee financial expert” as defined by the Exchange Act. Each standing Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or advisors it deems necessary in the performance of its duties. Additional information concerning the standing Committees as of April 1, 2024 is included in the following chart.

4 PRA Group | 2024 Proxy Statement

Corporate Governance

Audit

Members: Marjorie M. Connelly, Chair John H. Fain Brett L. Paschke Scott M. Tabakin

Primary Roles and Responsibilities:

●  monitors and reviews the integrity of the Company’s financial reports and monitors and provides oversight of the Company’s systems of internal controls regarding accounting and financial reporting;

●  engages and monitors the independence and performance of the Company’s independent registered public accounting firm;

●  monitors the independence and performance of the Company’s internal auditors; and

●  provides an avenue of communication between the Company’s independent registered public accounting firm, management, the internal audit department and our Board.

Number of meetings held in 2023: 11

Compensation

Members: Brett L. Paschke, Chair Danielle M. Brown John H. Fain James A. Nussle

Primary Roles and Responsibilities:

●  develops and oversees the implementation of the Company’s compensation philosophy with respect to its directors, CEO, other NEOs and other executive officers;

●  determines compensation for the Company’s executive officers;

●  oversees the design of the Company’s compensation program, consistent with the Company’s compensation philosophy, internal equity considerations and market practice;

●  considers compliance with applicable laws and regulations that have an impact on the Company’s business when making compensation decisions to encourage the highest standards of integrity and ethical conduct; and

●  reviews compensation programs and policies for features that may encourage excessive risk taking and determine the extent to which there may be a connection between compensation and risk.

Number of meetings held in 2023: 9

Nominating and Corporate Governance

Members: Lance L. Weaver, Chair James A. Nussle Peggy P. Turner Geir L. Olsen

Primary Roles and Responsibilities:

●  develops and recommends to our Board a set of effective corporate governance policies and procedures applicable to the Company;

●  identifies individuals qualified to become Board members and recommends that our Board select a group of director nominees for each annual meeting of our stockholders;

●  oversees annual evaluation of our Board;

●  reviews periodically the Company’s Related Party Transaction Policy, makes recommendations to our Board concerning changes and approves transactions;

●  considers candidates recommended by stockholders in accordance with our By-Laws and Certificate of Incorporation using the same criteria in evaluating candidates nominated by a stockholder as it does for candidates recommended by our Board or management; and

●  oversees significant ESG matters.

Number of meetings held in 2023: 6

Risk

Members: Scott M. Tabakin, Chair Danielle M. Brown Marjorie M. Connelly Peggy P. Turner Glenn P. Marino

Primary Roles and Responsibilities:

●  oversees the Company’s enterprise risk management program, including its governance structure, risk management framework and policies and procedures;

●  reviews and approves our business continuity management program;

●  receives reports and presentations from management on significant risks facing the Company and the results of any risk management reviews and assessments, including the following risks: operations, compliance, underwriting, strategy, legal, reputation, information security, technology and data management, and vendor management; and

●  reviews material reports or inquiries from government or regulatory agencies related to any significant enterprise risks.

Number of meetings held in 2023: 5

2024 Proxy Statement | PRA Group 5

Corporate Governance

Board’s Role in Risk Oversight

Our Board recognizes that the Company faces a broad range of risks, including financial, regulatory, operational, political, reputational, governance, legal and cyber, that may affect the Company’s ability to execute corporate strategies and fulfill business objectives. Our Board has delegated to its Risk Committee responsibility for overseeing the Company’s risk profile and management’s processes for assessing and managing risk, while management is responsible for daily risk management. Our Chief Risk and Compliance Officer attends all meetings of the Risk Committee and meets in executive session with the Risk Committee at each of its meetings.

Our Board has also assigned to its remaining Committees responsibility for reviewing, evaluating and making recommendations concerning important risk categories that fall within their scope of responsibility, including the following:

•

The Audit Committee receives quarterly updates from our CFO and the independent registered public accounting firm on financial risks, compliance with reporting requirements and internal controls regarding accounting and financial reporting; quarterly reports from the Senior Vice President, Chief Audit Executive - Corporate Audit Services, who oversees the Company’s internal audit department, on the results of internal audit activities; and any reports related to complaints and allegations of fraud or illegal acts regarding accounting, internal accounting controls, or auditing matters and any submissions by employees, including those submitted confidentially and/or anonymously, regarding questionable accounting or auditing matters.

•

The Compensation Committee designs the Company’s compensation programs and incentives in a manner that does not encourage employees, including our NEOs, to take unnecessary or excessive risks. The Compensation Committee, with assistance from Pearl Meyer & Partners, LLP (“Pearl Meyer”), the Compensation Committee’s current independent compensation consultant, has reviewed the Company’s compensation policies and practices for all employees, including our NEOs, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company.

Management’s role in assisting our Board with its risk oversight responsibility is critical. In order to support our Board’s risk oversight role, the Company has a Risk Assessment and Action Committee (“RAAC”), which reviews, evaluates and reports on the processes used to identify, assess and manage risk throughout the Company. The RAAC is comprised of the Company’s executive officers and is chaired by our Chief Risk and Compliance Officer, who reports to the Risk Committee at each of its meetings.

Members of senior management routinely attend Board meetings and report on their activities, including significant risks. These reports include risk considerations and discussions concerning actions and strategies for monitoring, managing and mitigating any risks identified. In addition, the Company’s Compliance Department, which reports to our Chief Risk and Compliance Officer, documents known compliance risks, assesses the sufficiency of risk identification, and recommends risk management and mitigation strategies.

Board’s Role in ESG

Our Board recognizes the importance of ESG to our overall strategic plan. As a result, our Board has delegated to the Nominating and Corporate Governance Committee oversight of our significant ESG and sustainability practices, policies and activities. To support the Nominating and Corporate Governance Committee, we have formed an ESG Steering Committee, which is comprised of senior members of management. The ESG Steering Committee supports our Board’s ESG oversight role by developing and making recommendations regarding our overall strategy with respect to ESG matters, recommending reporting standards and advising on communications with stakeholders, including our employees and investors. The ESG Steering Committee also oversees the ESG Working Group, which consists of employees across the Company whose daily responsibilities involve ESG matters and who support our ESG disclosures by collecting and providing relevant data to the ESG Steering Committee.

6 PRA Group | 2024 Proxy Statement

Corporate Governance

Under our ESG governance structure, which is illustrated below, we have adopted a Human Rights Statement, Political Contribution Statement and Environmental and Sustainability Statement, publish an annual ESG Review and have incorporated ESG in our enterprise risk management program.

Board’s Role in Management Succession Planning

Our Board oversees management succession with a critical focus on succession for the CEO given the importance of the role an its direct reporting to the Board. As outlined in our Corporate Governance Guidelines the Board maintains and approves a succession plan for the CEO that includes a plan for emergencies and the death, disability, termination, retirement or resignation of the CEO. Our CEO succession plan is triggered whenever the CEO is unable to perform the CEO’s duties, in which case an emergency meeting of the Board is called. During the emergency meeting, the Board determines whether the individual identified as an emergency successor should be appointed as CEO based on the nature of the event that prompted the meeting. If the Board determines that the event is not temporary or that it is not necessary or in the Company’s best interest to appoint an interim CEO, the Board will appoint a permanent replacement CEO. Our CEO succession plan also outlines an internal and external communication plan and provides for periodic review of the plan by our Board.

The Nominating and Corporate Governance Committee oversees succession planning for our executive officers. At least annually, our CEO meets with the Nominating and Corporate Governance Committee to discuss succession planning for all executive officers and, in the CEO’s discretion, any of the CEO’s direct reports (collectively, “senior management”). The CEO meets at least annually with the Compensation Committee to discuss the performance of senior management and communicates any performance-related issues to the full Board to the extent such issues impact the management succession plan.

Director Independence

Our Board has established guidelines, which conform to the independence requirements included in the Nasdaq listing standards and SEC rules and regulations, to assist it in determining director independence. Based on these guidelines, our Board has determined that Messrs. Fain, Fredrickson, Marino, Nussle, Paschke, Tabakin and Weaver and Mses. Brown, Connelly and Turner are independent according to Nasdaq listing standards and SEC rules. In addition, our Board has determined that Ms. Gadhia, if elected to our Board, will be independent according to Nasdaq listing standards and SEC rules.

Director Attendance

During 2023, our Board held 13 meetings. Each director attended at least 75% of the aggregate number of meetings of our Board and the Committees on which the director served during 2023. Directors are encouraged to attend our Annual Meeting of Stockholders and all then serving directors attended our 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”).

2024 Proxy Statement | PRA Group 7

Corporate Governance

Communications with Our Board

Stockholders may communicate with members of our Board by transmitting their correspondence by mail or email. All such communications should be sent to the attention of our Corporate Secretary as specified below:

Corporate Secretary

PRA Group, Inc.

120 Corporate Boulevard

Norfolk, Virginia 23502

corporatesecretary@pragroup.com

Communications that are addressed to one or more directors will be collected and organized by our Corporate Secretary and forwarded to our Chairman, or if addressed to a specific independent director, to that director, as soon as practicable. Communications that are abusive, derogatory or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, our Corporate Secretary may forward only representative correspondence or summaries. Our Corporate Secretary will determine whether any communication addressed to our entire Board as a whole should be properly addressed by our entire Board or by a Committee. If a response to the communication is warranted, the content and method of the response will be coordinated with our Corporate Secretary. Stockholders may use the Company’s toll-free ethics hotline to communicate concerns to our Board in a confidential or anonymous manner by dialing 1-855-874-2659. All stockholder communications to the Company’s confidential ethics hotline are referred to our Lead Independent Director.

Director Compensation

Our Board, upon the recommendation of the Compensation Committee, establishes the compensation for our non-employee directors. Non-employee director compensation for 2023 included annual cash retainers for our Board members, Board Chair, Committee members, Committee Chairs, and our Lead Independent Director. On the date of our 2023 Annual Meeting, each non-employee director also received an equity award valued at approximately $155,000 that consisted of restricted stock units (“RSUs”) that vest on the anniversary of the grant date or the date of the next annual meeting of the Company’s stockholders that follows the grant date, if earlier. The vesting schedule for the RSUs and the director stock ownership guidelines described below are intended to align our non-employee directors’ economic interests with those of our stockholders.

Cash retainers for our Board for 2023 were as follows:

Annual Cash Retainers	2023
Chairman	$ 125,000
Lead Director	$ 30,000
Audit Committee Chair	$ 30,000
Compensation Committee Chair	$ 30,000
Nominating and Corporate Governance Committee and Compliance Committee Chair	$ 30,000
Risk Committee Chair	$ 30,000
Board Member	$ 70,000
Audit Committee Member	$ 15,000
Compensation Committee Member	$ 15,000
Nominating and Corporate Governance Committee and Compliance Committee Members	$ 15,000
Risk Committee Member	$ 15,000

Note that Committee Chairs only receive a retainer for their service as Committee Chairs and not also for serving as Committee Members.

8 PRA Group | 2024 Proxy Statement

Corporate Governance

Our non-employee directors received the following compensation for service during 2023:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total

Vikram A. Atal(3)	$ 28,750	$ 0	$ 28,750

Danielle M. Brown	$ 100,000	$ 154,991	$ 254,991

Marjorie M. Connelly	$ 115,000	$ 154,991	$ 269,991

John H. Fain	$ 107,500	$ 154,991	$ 262,491

Steven D. Fredrickson	$ 195,000	$ 154,991	$ 349,991

James A. Nussle	$ 115,000	$ 154,991	$ 269,991

Geir L. Olsen	$ 28,800	$ 154,978	$ 183,778

Brett L. Paschke	$ 107,500	$ 154,991	$ 262,491

Scott M. Tabakin	$ 107,500	$ 154,991	$ 262,491

Peggy P. Turner	$ 100,000	$ 154,991	$ 254,991

Lance L. Weaver	$ 115,000	$ 154,991	$ 269,991

(1)   Mr. Marino was elected to our Board effective March 15, 2024.

(2)   Amounts represent the aggregate grant date fair value of the stock awards calculated by multiplying the number of RSUs granted by the closing price of our common stock on the grant dates, which was $23.67 on June 13, 2023 and $23.10 on June 15, 2023, respectively. The actual amount of compensation realized by a director will depend upon the market price of our common stock on the vesting date.

(3)   Mr. Atal was appointed as the Company’s President and CEO effective March 27, 2023. Amounts reflect his compensation for service as a non-employee director prior to his appointment as the Company’s President and CEO.

In addition to the compensation described above, each non-employee director is reimbursed for travel expenses incurred for attending Board meetings and reasonable expenses associated with participating in continuing education programs. We offer no retirement benefits or perquisites to directors. We maintain policies of directors’ and officers’ liability insurance covering all directors.

Director Stock Ownership Guidelines

Recognizing that each director should have a substantial personal investment in the Company, our Board has adopted stock ownership guidelines that require beneficial ownership by each non-employee director of shares of our common stock valued at not less than five times the director’s annual cash retainer for serving on our Board. Directors are expected to acquire and maintain this share ownership threshold within five years after joining our Board. As of March 31, 2024, all non-employee directors who have served on our Board for at least five years have met the stock ownership requirement.

Code of Conduct

Our Board has adopted a Code of Conduct, which applies to our directors and all employees of the Company, including our CEO and our CFO, who is also our principal accounting officer. Our Code of Conduct, which can be found on the Investor Relations page of our website at www.pragroup.com, governs the work behavior and business relationships of the Company’s directors, officers, employees and independent third parties acting on behalf of the Company and sets forth the Company’s policies regarding ethics and standards of business conduct, including conflicts of interest and insider trading. We will disclose amendments to our Code of Conduct, as well as any waivers of the Code, on our website as permitted by SEC rules. During 2023, there were no waivers of our Code of Conduct for any director or executive officer.

Policy for Approval of Related Party Transactions

Our Board has adopted a written policy (“Related Party Transaction Policy”) for review, approval and disclosure of transactions between the Company and directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock and immediate family members of any of the foregoing (each, a “related party”). Under our Related Party Transaction Policy, the Nominating and Corporate Governance Committee must approve or ratify any related party transaction that involves greater than $120,000 in a calendar year and in which a related party has a direct or indirect material interest. Under our Related Party Transaction Policy, certain transactions with related parties are deemed pre-approved, such as transactions in which the related party’s interest arises solely from the person’s service as a director of another entity that is a party to the transaction, certain charitable contributions and transactions determined by competitive bids. In assessing a related party transaction, the Nominating and Corporate Governance Committee considers several factors including the commercial reasonableness of the terms of the transaction, the materiality of the transaction to the Company and the impact of the transaction on the related party’s independence.

2024 Proxy Statement | PRA Group 9

Corporate Governance

Pledging

Our Anti-Pledging Policy prohibits our directors, officers and employees from pledging, alienating, attaching or otherwise encumbering our common stock and any purported pledge, alienation, attachment or encumbrance thereof is void and unenforceable against the Company or any affiliate of the Company.

Hedging

Our Anti-Hedging Policy prohibits our directors, officers and employees from speculating or hedging their interests in equity securities of the Company. Accordingly, directors, officers and employees may not “play the market” in equity securities of the Company by engaging in speculative transactions such as any direct or indirect hedging transaction that could reduce or limit the individual’s economic risk with respect to his or her holdings, ownership or interest in the common stock or other securities of the Company, including outstanding RSU and performance stock unit (“PSU”) awards, the value of which are derived from, make reference to or are based on the value or market price of common stock or other securities of the Company. Prohibited transactions include same day purchase and sales, prepaid variable forward contracts, equity swaps, short sales, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the equity securities of the Company.

10 PRA Group | 2024 Proxy Statement

Proposal 1: Election of Directors

Directors are elected at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified. Each director nominee was nominated by our Board for election upon the recommendation of the Nominating and Corporate Governance Committee. Moreover, each nominee was elected previously by our stockholders except Mr. Marino and Ms. Gadhia.

Our Board currently consists of 12 directors. Mr. Fain will retire from our Board effective June 13, 2024, which is consistent with our Corporate Governance Guidelines that restrict the nomination for re-election of a person who will be 75 years of age on the date of the annual meeting of stockholders at which the person’s election would be considered. In addition, the Nominating and Corporate Governance Committee did not nominate Mr. Nussle for re-election at his request due to his expanded professional responsibilities. As a result, our Board will be reduced to 11 directors as of the date of the Annual Meeting.

Nominees for director who receive the affirmative votes of a majority of the votes cast in person or by proxy at the Annual Meeting will be elected. Any nominee for director who does not receive the affirmative vote of a majority of the votes cast must offer promptly in writing to submit the director’s resignation to our Board. The Nominating and Corporate Governance Committee will then consider the offer and will recommend to our full Board what action should be taken. Our Board will consider all factors it deems relevant to the best interests of the Company and our stockholders and determine whether to accept the director’s resignation within a reasonable period of time after certification of the election results.

Each nominee has consented to serve as a director if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by our Board or our Board may reduce the number of directors. If our Board nominates a substitute, the shares represented by all valid proxies will be voted for that nominee.

We did not receive any nominations or recommendations for director from stockholders for consideration at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE.

2024 Proxy Statement | PRA Group 11

Director Nominees

Age: 68

Mr. Atal has served as the Company’s President and CEO since March 27, 2023. From 2013 until March 27, 2023, Mr. Atal served as President of Atal Advisers, LLC, a business and strategy consulting firm. Since 2016, he has also served as Senior Advisor to McKinsey and Company, Inc., covering the banking, payments, consumer lending and analytics domains. Prior to forming Atal Advisers, Mr. Atal served in executive roles with increasing responsibility with Citigroup, Inc. (“Citigroup”) (NYSE) for 27 years, including as Executive Vice President for Citigroup’s global consumer bank from 2008 to 2013, where he had responsibility for shaping the consumer bank as an information-centric enterprise, leveraging analytics and data to drive growth, and overseeing loss mitigation efforts related to Citigroup’s high-risk consumer portfolio through the financial crisis; Chairman and CEO for Citi Cards’ branded and retail partner cards franchise in North America; leadership of partnership programs for Citi Cards, serving as CFO of the U.S. cards franchise and overseeing SEC, regulatory and business financial reporting. Since 2017, Mr. Atal has served on the board of directors, including on the audit committee, of Goldman Sachs Bank USA.

Director Skills and Qualifications:

Mr. Atal’s experience as a senior executive in the financial services industry along with his significant international experience working for complex, publicly traded organizations qualify him to serve on our
Board.

Financial Industry	Government & Regulatory

International/Global	Public Company

Risk Oversight	Strategic Planning

Public Company Directorships:

•	Goldman Sachs Bank USA

Education:

•	Fellow of U.K. Charter Accountants Institute
•	B.S., Economics London School of Economics
•	B.A. Mathematics, St. Stephens College, Delhi

Age: 53

Independent

Committees: Compensation, Risk

Ms. Brown has served as Chief Information Officer (“CIO”) for Whirlpool Corporation (“Whirlpool”) (NYSE), a global kitchen and laundry company, since November 2020. Ms. Brown, who is a certified Lean Six Sigma Black Belt, has over 20 years of experience in global technology services. Before joining Whirlpool, she served for four years as the CIO for Brunswick Corporation (“Brunswick”) (NYSE), a global manufacturer and marketer of recreation products. Prior to her role at Brunswick, Ms. Brown served for 16 years in roles of increasing responsibility with DuPont Corporation (“DuPont”) (NYSE), including CIO for a global business unit and head of global transformation and productivity. During her time at DuPont, Ms. Brown was also head of global data, business insight and analytics and global information technology strategy, planning, organization development and compliance.

Director Skills and Qualifications:

Ms. Brown’s experiences, including her tenure as CIO of large, publicly traded and global companies, provide her with a comprehensive understanding of the complex issues facing public companies and qualify her to serve on our Board.

Information Technology/Data Governance/ Cybersecurity Experience

International/Global	Public Company

Risk Oversight	Strategic Planning

Education:

•	MBA, Drexel University
•	M.S., Management Information Systems, Penn State University
•	B.S., Computer Science, Indiana University

12 PRA Group | 2024 Proxy Statement

Director Nominees

Age: 62

Independent

Committees: Audit, Risk

Ms. Connelly has approximately 30 years of experience as an executive in financial services and operations. From 2014 until her retirement in 2017, Ms. Connelly was the Chief Operating Officer of Convergys Corporation, a publicly traded, global leader in customer management. From 2012 to 2013, she was the Interim President of Longwood University. From 2009 to 2011, Ms. Connelly was the Global Chief Operating Officer at Barclaycard where she was responsible for the operations and technology support of the consumer and commercial credit card, merchant acquiring and point of sale finance businesses. From 2006 to 2008, Ms. Connelly was the Chief Operating Officer of Wachovia Securities, and prior to that, she spent 12 years at Capital One Financial Corporation (NYSE) in roles of increasing responsibility, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer. Since 2021, Ms. Connelly has served on the board of directors, including on the audit committee, nominating, governance and social responsibility committee, compensation and talent development committee and the innovation committee, of Altria Group, Inc. (NYSE) and previously served on our Board from 2013 to 2014.

Director Skills and Qualifications:

Ms. Connelly’s extensive experience in the financial services industry with publicly traded, global companies qualifies her to serve on our Board.

Information Technology/Data Governance/ Cybersecurity Experience

Financial Industry	International/Global

Public Company	Risk Oversight

Public Company Directorships:

•	Altria Group, Inc.

Education:

•	Advanced Management Program, Harvard Business School
•	B.A., Political Science, University of Delaware

Age: 64

Independent

Mr. Fredrickson, who is retired, has over 30 years of experience in the financial industry predominantly in executive roles with oversight of most key functions. He has served as Chairman of the Board since April 1, 2020, when he retired from the Company. From June 2017 until March 31, 2020, he served as the Company’s Executive Chairman to support the transition of the CEO role and expand the Company’s presence in Europe. Mr. Fredrickson was Chairman and CEO from 2002 until June 2017 and also served as the Company’s President from 1996 to August 2015. Prior to co-founding the Company in 1996, Mr. Fredrickson held leadership roles with Household International (“HI”) in various business units responsible for distressed consumer, commercial and commercial real estate debt. Before joining HI, Mr. Fredrickson specialized in corporate and real estate workouts at Continental Bank of Chicago.

Director Skills and Qualifications:

Mr. Fredrickson’s leadership of the Company in his current and previous roles as Chairman, Executive Chairman, President and CEO, and his extensive industry knowledge qualify him to serve on our Board.

Financial Industry	International/Global

Public Company	Risk Oversight

Education:

•	M.B.A., Finance, School of Business, University of Illinois
•	B.S., Business Administration, University of Denver

2024 Proxy Statement | PRA Group 13

Director Nominees

Age: 62

Independent

Committee: Audit

Ms. Gadhia founded the financial technology company Snoop in 2019 and served as its Executive Chair until July 2023 when she retired. She is a Chartered Accountant who began her career with Ernst & Young LLP and later joined Norwich Union (now Aviva) as a Senior Manager before founding Virgin Direct in 1995, which was acquired by the Royal Bank of Scotland (“RBS”) in 2001. She subsequently spent five years at RBS before returning to Virgin Money as CEO from 2007 to 2018. Following the sale of Virgin Money, Ms. Gadhia joined Salesforce as CEO – United Kingdom and Ireland from 2019 until 2021, when she joined Snoop full-time.

Ms. Gadhia has served as Chair of the Boards of His Majesty’s Revenue & Customs since 2020, MoneyFarm, an online investment advisor and digital wealth management company, since 2022; and Ozone API since 2024. She has also served as Senior Advisor for Vanquis Banking Group PLC (LSE), which acquired Snoop, since 2023 and previously as Senior Advisor for UniCredit from 2023 – 2024.

Ms Gadhia was awarded Commander of the Order of the British Empire (“CBE”) in 2013 for her services to banking and the community, Dame CBE in 2019 for her services to the financial industry in general and women in the financial industry in particular and Commander of the Royal Victorian Order in 2022.

Director Skills and Qualifications:

Ms. Gadhia’s extensive financial industry experience, including as a founder of two financial services companies, as well as her leadership roles in public companies, qualifies her to serve on our Board.

Financial Industry	Government & Regulatory

International/Global	Public Company

Risk Oversight	Strategic Planning

Education:

•	B.A., History, University of London

Age: 67

Independent

Committee: Risk

Mr. Marino has over 30 years of experience in the consumer finance industry and served most recently as Executive Vice President, Chief Commercial Officer and CEO of the Payment Solutions business at Synchrony Financial, Inc. (“Synchrony”), (NYSE) a publicly traded financial services company. Prior to the spin-off of Synchrony by General Electric Corporation (“GE”) in 2014, Marino served as CEO of Sales Finance from 2002 until 2014 for GE’s North American retail finance business. He also previously served as President of Monogram Credit Services, a joint venture between GE and Bank One Corporation (now part of JPMorgan Chase) and Chief Risk Officer – Consumer Cards Services for GE Capital. Since 2020, Mr. Marino has served on the board of directors of Upbound Group, Inc. (formerly Rent-A-Center, Inc.), (NASDAQ), a publicly traded, lease-to-own provider, including on its audit, nominating and corporate governance and compensation committees.

Director Skills and Qualifications:

Mr. Marino’s executive leadership roles and strong consumer finance background, including positions in risk, business development and operations qualify him to serve on our Board.

Financial Industry	Public Company

Risk Oversight	Strategic Planning

Public Company Directorships:

•	Upbound Group, Inc.

Education:

•	M.B.A., Finance, School of Business, University of Michigan
•	B.S., Biology, Syracuse University

14 PRA Group | 2024 Proxy Statement

Director Nominees

Age: 51

Independent

Committee: Nominating and Corporate Governance

Mr. Olsen has served as the CEO of Andenes Investments, a private investment company focusing on finance and technology since 2018. He was the CEO and a board member of Aktiv Kapital, AS, a leading European consumer debt purchaser, from September 2011 until its acquisition by the Company in 2014. From August 2014 until January 2016, Mr. Olsen served as the CEO of PRA Group Europe. Prior to Aktiv Kapital, Mr. Olsen held various leadership roles in sales, marketing and strategy with Cisco Systems and Tandberg, a Norwegian company that Cisco acquired in 2010. He also advised financial services and technology companies as a consultant at McKinsey & Company for five years prior to joining Tandberg. In 2013, Mr. Olsen cofounded Ubon Partners, an investment company focused on early-stage companies in technology and financial services, and was a partner until December 2018. He is currently a board member for various private portfolio companies such as Avida Finans, First Fondene AS, Molo Finance and Huma AS. He is also a director of Pexip ASA, a Norwegian technology company listed on the Oslo Stock Exchange.

Director Skills and Qualifications:

Mr. Olsen’s in-depth understanding of the European consumer finance and debt purchase markets and experience in using technology to transform businesses qualify him to serve on our Board.

Financial Industry	International/Global

Public Company	Risk Oversight

Strategic Planning

Public Company Directorships:

•	Pexip ASA

Education:

•	Master of Economics, Norwegian School of Economics

Age: 55

Independent

Committees: Audit, Compensation (Chair)

Mr. Paschke is Managing Partner of WinForest Partners, a private equity firm focused on investments in healthcare, technology and services. Before transitioning to a full-time role with WinForest in December 2023, Mr. Paschke served as a Senior Director of Investment Banking for William Blair & Company, a leading global investment banking firm focused on serving high quality growth companies (“William Blair”) from January 2023 to December 2023, having previously served as Vice Chair of Investment Banking at William Blair from 2021 to January 2023. Mr. Paschke joined William Blair in 1997 and served in roles of increasing responsibility, including leader of the Equity Capital Markets Group from 2009 to 2020. Since 2021 Mr. Paschke has served on the board of directors and audit committee for Duluth Holdings Inc. (Nasdaq).

Director Skills and Qualifications:

Mr. Paschke’s executive leadership roles and extensive experience working with public companies and particularly his role as a leader of William Blair’s Equity Capital Markets and Public Company Investment Banking, provide him with the requisite management experience and business expertise to serve on our Board.

Financial Industry	International/Global

Public Company	Strategic Planning

Public Company Directorships:

•	Duluth Holdings Inc.

Education:

•	M.B.A, Harvard Business School
•	B.A., Politics, Princeton University

2024 Proxy Statement | PRA Group 15

Director Nominees

Age: 65

Independent

Committees: Audit, Risk (Chair)

Mr. Tabakin is an executive-level consultant, advising boards and management teams on strategy, capital raising, capital structures and exit strategies. He was a certified public accountant and has 40 years of public company and healthcare industry experience, which includes service as Executive Vice President and CFO of Value Options, Inc. (acquired by Anthem, Inc., NYSE); Executive Vice President and CFO of Bravo Health, Inc. (acquired by Cigna Corporation, NYSE); Executive Vice President and CFO of AMERIGROUP Corporation (NYSE, acquired by Anthem, Inc.); Executive Vice President and CFO of Beverly Enterprises, Inc. (NYSE, now known as Golden Gate National Senior Care, LLC); and as an executive with Ernst & Young LLP.

Director Skills and Qualifications:

Mr. Tabakin’s experiences, including his tenure as the CFO of two large publicly traded companies, provide him with a comprehensive understanding of the complex financial and legal issues facing public companies and qualify him to serve on our Board.

Financial Industry	Government & Regulatory

Public Company	Risk Oversight

Strategic Planning

Education:

•	B.S., Accounting, University of Illinois

Age: 62

Independent

Committees: Nominating and Corporate Governance, Risk

Ms. Turner has served as Vice President and Executive Advisor of the Social Innovation Department of Toyota Motors North America (“Toyota Motors”) since January 2022. Prior to her current position, she served as Vice President of Lexus Guest Retention and Loyalty from 2019 to 2022, Vice President of Lexus Guest Experience from 2012 to 2019 and Vice President of Toyota Customer Relations from 2011 to 2012. Ms. Turner joined Toyota Motors in 1991 and held various positions related to parts, customer service, new business development, procurement, supply chain management and real estate before becoming Vice President, Toyota Customer Relations in 2011.

Director Skills and Qualifications:

Ms. Turner’s executive leadership experience and her significant experience developing and executing on initiatives focused on maximizing customer experience qualify her to serve on our board.

International/Global	Public Company

Strategic Planning

Education:

•	B.A., University of California Irvine
•	M.B.A., Loyola Marymount University

16 PRA Group | 2024 Proxy Statement

Director Nominees

Age: 69

Lead Independent Director

Committees: Nominating and Corporate Governance (Chair)

Mr. Weaver serves as the Lead Independent Director and is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies, including Visa Inc. (NYSE), Citigroup (NYSE), Total System Services, Inc. and Apollo Global Management, Inc., and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 until his retirement in 2015. Before holding these positions, Mr. Weaver’s experience includes serving as President of EMEA Card Services for Bank of America Corporation (NYSE); service on the senior management team of MBNA Corporation for 15 years; and executive leadership roles with Citigroup, Wells Fargo & Company (NYSE) and Maryland National Bank. From 2017 to 2020, Mr. Weaver served on the board of directors of Internap Corporation, a leading provider of high-performance data center services including high-density colocation and value-added services such as managed hosting, cloud and network connectivity.

Director Skills and Qualifications:

Mr. Weaver’s international experiences in the financial services industry along with his experience working for complex, highly regulated, publicly traded organizations qualify him to serve on our Board.

Financial Industry	Government & Regulatory

International/Global	Public Company

Risk Oversight

Education:

•	B.S., Marketing, Georgetown University

2024 Proxy Statement | PRA Group 17

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the engagement, compensation and oversight of our independent registered public accounting firm. The Audit Committee is also directly involved in the selection of the lead engagement partner from our independent registered public accounting firm in conjunction with the periodic mandated rotation of the lead partner. As ratified by stockholders at the 2023 Annual Meeting, the Audit Committee appointed Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for the year ended December 31, 2023.

In evaluating the performance and considering the engagement of our independent registered public accounting firm, including whether to rotate firms, the Audit Committee considers various factors, including the firm’s capability and expertise in handling the scope and complexity of our audit, information related to audit effectiveness, fees and the potential impact of changing firms. Based on these factors, the Audit Committee has determined that the continued engagement of EY as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a result, the Audit Committee has selected EY to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Although not required to do so, our Board is submitting the appointment of EY for ratification by our stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 2. However, if our stockholders do not ratify the appointment of EY, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of EY is ratified by our stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of EY are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

18 PRA Group | 2024 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Fees Paid to EY

The following table sets forth the fees billed by EY for the years ended December 31, 2022, and December 31, 2023.

	2022	2023

Audit Fees(1)	$4,460,500	$4,303,500

Audit-Related Fees(2)	$60,000	$—

Tax Fees(3)	$16,200	$12,000

All Other Fees(4)	$2,500	$18,500

Total	$4,539,200	$4,334,000

(1)  Audit Fees relate primarily to professional services rendered for the audits of our annual consolidated financial statements and effectiveness of our internal control over financial reporting and reviews of the quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q as well as statutory audit fees related to our wholly-owned foreign subsidiaries.

(2)  Audit-Related Fees relate primarily to accounting consultations.

(3)  Tax Fees relate primarily to permitted tax-related advisory services.

(4)  All Other Fees relate to professional services rendered for permitted advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of audit, audit-related and permissible non-audit services provided by our independent registered public accounting firm. In the event that the Audit Committee Chair provides such pre-approval, the Audit Committee Chair will report any pre-approval decisions to the Audit Committee at its next meeting. During 2023, all audit, audit-related and permissible non-audit services provided by EY were pre-approved by the Audit Committee or Audit Committee Chair. The Audit Committee has considered the provision of these services by EY and has determined that the services were compatible with EY maintaining its independence.

Responsibilities

The Audit Committee’s written charter, adopted by our Board, outlines the Audit Committee’s organization, meeting protocol, and responsibilities. The Audit Committee reviews the charter annually and recommends amendments as necessary to our Board for its approval. In carrying out its responsibilities, the Audit Committee meets regularly, together with management, the internal auditor and the independent registered public accounting firm. During these meetings, the Audit Committee reviews and discusses draft financial statements and earnings releases, significant accounting and financial reporting matters, and the results of internal and external audit work. The Audit Committee also meets in periodic executive sessions with our independent registered public accounting firm to discuss the overall quality of the Company’s financial reporting and any other matters as appropriate. Additionally, the Audit Committee meets in periodic executive sessions with each of the CFO and the head of our internal audit department.

The Audit Committee relies on the knowledge and expertise of management and our independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for preparing the Company’s consolidated financial statements, maintaining adequate internal control over financial reporting, and assessing the effectiveness of the Company’s internal control over financial reporting. Our independent registered public accounting firm is responsible for conducting independent audits of the Company’s consolidated financial statements and internal control over financial reporting, and for expressing opinions on the conformity of the financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these activities, including discussing with our independent registered public accounting firm the scope of, plans for, and results of the annual audit. The Audit Committee is also responsible for oversight of the internal audit function, including its charter, audit plan, budget, performance and activities.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management and EY the Company’s 2023 audited financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with EY the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from EY the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY its independence.

2024 Proxy Statement | PRA Group 19

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in the 2023 Form 10-K for filing with the SEC.

Audit Committee

Marjorie M. Connelly, Chair

John H. Fain

Brett L. Paschke

Scott M. Tabakin

20 PRA Group | 2024 Proxy Statement

Executive Officers

Name and Position	Age as of March 31, 2024	Background and Experience

Vikram A. Atal President and Chief Executive Officer	67	See the biographical information for Mr. Atal under “Director Nominees” on page 12 of this Proxy Statement.

Rakesh Sehgal Executive Vice President, Chief Financial Officer	51

Mr. Sehgal has over 25 years of experience in the financial services industry and has served as Executive Vice President, Chief Financial Officer of the Company since September 2023. He joined the Company in May 2022 as Senior Vice President, Head of Corporate Development and served in that role until he was promoted into his current role. Prior to joining the Company in May 2022, Mr. Sehgal held roles of increasing responsibility with General Electric and GE Capital, including as Managing Director in the mergers and acquisitions group. Prior to his nine years with General Electric and GE Capital, Sehgal was in the investment banking group at Barclays Capital and Lehman Brothers where he advised specialty finance and other companies on mergers and acquisitions and leveraged finance transactions. Mr. Sehgal holds a B.A. in Accounting and Economics Management from Ohio Wesleyan University and an M.B.A. in Strategy & Management and Finance from Northwestern University.

Martin Sjölund President, PRA Group Europe	51

Mr. Sjölund has over 20 years of experience in leadership roles for large, complex organizations where he has overseen strategy, operations, mergers and acquisitions, marketing and sales. He has served as President of PRA Group Europe since June 2018 leading all areas of the European business, with expanded responsibility for Canada and Australia beginning in 2023. Mr. Sjölund served as Director – Group Strategy and Corporate Development (Europe) of Aktiv Kapital from 2011 until 2014 when Aktiv Kapital was acquired by the Company. He held the same position with us until November 2015 when he was appointed Chief Operating Officer – Europe, a position he held until June 2018 that required oversight of all Europe collections operations. Mr. Sjölund holds an M.B.A. from the University of Chicago and graduated magna cum laude with a B.S. in International Business from Georgetown University.

LaTisha O. Tarrant Executive Vice President, General Counsel and Chief Human Resources Officer	51

Ms. Tarrant has over 20 years of experience advising public companies on securities, corporate governance, executive compensation, mergers and acquisitions and general corporate matters. She has served as Executive Vice President, General Counsel and Chief Human Resource Officer since February 2023. Ms. Tarrant joined us in March 2016 as Vice President, Deputy General Counsel and served in that role until January 2018 when she was appointed Corporate Secretary. In April 2021, Ms. Tarrant was promoted to Senior Vice President and served in that role until September 2022 when she was promoted to Chief Human Resources Officer, a role that she held until February 2023 when she assumed the additional role of General Counsel. Prior to joining the Company, Ms. Tarrant served as managing associate general counsel at Anthem, Inc. (NYSE, now Elevance Health, Inc.), and as senior counsel and partner at the law firm of McGuire Woods LLP. Ms. Tarrant holds a B.A. in International Relations – Political Economy from The College of William and Mary and a J.D. from the University of Texas at Austin School of Law. She is also a Certified Corporate Governance Professional®.

R. Owen James Executive Vice President, Global Investments Officer	57

Mr. James has over 30 years of experience in the global nonperforming loan industry serving in leadership roles that oversaw operations, business development and investments. He has served as Executive Vice President, Global Investments Officer since June 2023. Prior to his current role, Mr. James served as Managing Director of Acquisitions for Europe, a position he assumed in July 2014. From 2012, when Mr. James joined the Company as part of its acquisition of MacKenzie Hall, until July 2014, Mr. James served in roles of increasing responsibility with the Company, including as CEO of MacKenzie Hall and the Company’s UK subsidiary. Prior to joining us, Mr. James spent 15 years in a variety of senior roles at Intrum Justitia AB (now Intrum AB). Mr. James holds a B.B.A. in Management from the University of Glamorgan.

2024 Proxy Statement | PRA Group 21

Proposal 3: Approval of NEO Compensation

We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the following pages of this Proxy Statement, including the “Compensation Discussion and Analysis” section and accompanying compensation tables and narrative discussion. A vote in favor of this Proposal 3 will not approve any specific item of compensation but will instead reflect your support for the overall compensation of our NEOs.

The objectives of our executive compensation program include attracting, retaining and motivating highly skilled executives who will drive the attainment of our short- and long-term financial and strategic objectives, including creating value for our stockholders. We seek to closely align the interests of our NEOs with the interests of our stockholders while rewarding performance appropriately and discouraging unnecessary or excessive risk-taking. We encourage stockholders to carefully review the “Compensation Discussion and Analysis” section and accompanying compensation tables and narrative discussion beginning on page 23 for a more detailed description of our executive compensation program and decisions, including our pay-for-performance philosophy and alignment.

At our 2023 Annual Meeting, over 93% of the shares voted were cast in support of the compensation of our NEOs. Considering the favorable results of this vote, the Compensation Committee did not make substantial changes to our 2023 executive compensation program for our NEOs. Our Board recommends that stockholders again approve and support the decisions pertaining to the compensation of our NEOs and our executive compensation program.

Although the vote on Proposal 3 is not binding on the Company, our Board or the Compensation Committee, the vote will provide important information regarding stockholder sentiment about the Company’s executive compensation philosophy, policies and practices. We value the opinions of our stockholders and will consider any concerns raised, as reflected by any significant negative vote on this Proposal 3, when making future executive compensation decisions.

We currently intend to request stockholder approval, on a non-binding advisory basis, of the compensation of our NEOs at our 2025 Annual Meeting of Stockholder, which is consistent with stockholder approval, on an advisory basis, at last year’s Annual Meeting of the 1-year option for the frequency of our Say-on-Pay vote.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Brett L. Paschke, Chair

Danielle M. Brown

John H. Fain

James A. Nussle

22 PRA Group | 2024 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) is intended to provide you with a description of our executive compensation program, with a focus on the Compensation Committee’s decisions with respect to our NEOs for the year ended December 31, 2023. As the Compensation Committee oversaw and decided executive compensation matters during fiscal year 2023, it considered several items, including:

•	the Company’s financial performance for 2023;

•	changes in the Company’s executive leadership;

•	significant accomplishments by the current NEOs, which both stabilized the Company and, acting with speed and urgency, positioned it for an effective turnaround of its financial performance; and

•	the importance of delivering value to the Company’s stockholders while retaining the Company’s executive officers appointed during 2023.

Company’s 2023 Financial Performance

For the year ended December 31, 2023, the Company’s financial performance was marked by the following:

•	Total portfolio purchases were $1.2 billion in 2023 compared to $850.0 million in 2022.

•	Total cash collections (collections on our owned finance receivables portfolios) remained stable at $1.7 billion for both 2023 and 2022.

•	Total revenues were $802.6 million in 2023 compared to $966.5 million in 2022.

•	Total operating expenses were $702.1 million in 2023 compared to $680.7 million in 2022.

•	Net income/(loss) attributable to the Company was ($83.5) million in 2023, compared to $117.1 million in 2022.

•	Our cash efficiency ratio (cash receipts, which are cash collections plus fee income, less operating expenses, divided by cash receipts) was 58.0% in 2023 compared to 61.0% in 2022.

•

Estimated remaining collections (the sum of all future projected cash collections on our owned finance receivables portfolios) was $6.4 billion at the end of 2023, compared to $5.7 billion at the end of 2022.

2023 TOTAL PORTFOLIO PURCHASES $1.2B	2023 TOTAL CASH COLLECTIONS $1.7B	2023 ¯TOTAL REVENUES $802.6M

2024 Proxy Statement | PRA Group 23

Compensation Discussion and Analysis

Changes in Executive Leadership During 2023

During 2023, there were significant changes in our executive leadership team, including the CEO. Effective March 27, 2023, the Board appointed Mr. Atal to replace Kevin P. Stevenson as our President and CEO. Shortly thereafter, with the Board’s support and based upon his extensive operational experience, Mr. Atal assumed direct responsibility for the Company’s U.S. operations when Steven C. Roberts retired on March 31, 2023 as our Executive Vice President, Global Operations Officer. Mr. Sjölund continued to lead Europe’s operations in his capacity as President, PRA Group Europe, but assumed oversight of our operations in Canada and Australia, which had been led previously by Mr. Roberts.

Mr. Sehgal, who had served as our Senior Vice President and Head of Corporate Development, was promoted to Executive Vice President and CFO effective September 15, 2023 upon the resignation of Peter M. Graham, who accepted a CFO role with a larger public company.

Ms. Tarrant, who had previously been the Company’s Senior Vice President, Deputy General Counsel and Corporate Secretary, was promoted to Chief Human Resources Officer (“CHRO”) in August 2022 and subsequently assumed the role of Interim General Counsel effective February 27, 2023 upon the departure of the former General Counsel. She was promoted permanently to the role of Executive Vice President, General Counsel and Chief Human Resources Officer effective July 26, 2023.

Mr. James was promoted to our Global Investments Officer effective May 2023 after leading the global investments function in the months preceding Christopher B. Graves’ retirement due to personal health reasons while continuing to oversee European investments in his capacity as Managing Director of Acquisitions for Europe.

Lastly, Ms. White, our former Executive Vice President, Chief Risk and Compliance Officer, resigned from the Company, effective July 31, 2023.

Due to the changes in our executive leadership during 2023, this CD&A will discuss the Compensation Committee’s decisions with respect to both current NEOs and former NEOs, which were the following for 2023:

NEO	Title
Vikram A. Atal	President and CEO
Rakesh Sehgal	Executive Vice President and CFO
Martin Sjölund	President, PRA Group Europe
LaTisha O. Tarrant	Executive Vice President, General Counsel and CHRO
R. Owen James	Executive Vice President, Global Investments Officer
Kevin P. Stevenson	Former President and CEO
Peter M. Graham	Former Executive Vice President and CFO
Laura B. White	Former Executive Vice President, Chief Risk and Compliance Officer

References in this CD&A to “current NEOs” mean: Messrs. Atal, Sehgal, Sjölund and James and Ms. Tarrant, while references to “former NEOs” mean Messrs. Stevenson and Graham and Ms. White.

Key Accomplishments by Current NEOs

As the Compensation Committee considered and made compensation decisions during 2023, it considered the following key accomplishments in 2023, led by current NEOs, which stabilized the Company and positioned it for the turnaround of its financial performance:

Operations

•	addressed significant operational gaps in our U.S. business while optimizing cash generation;

•	streamlined and simplified processes;

•	leveraged additional third parties to accelerate our speed to market and enhance our ability to adapt to business dynamics;

•	expanded our operational presence in low-cost locations,

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Compensation Discussion and Analysis

•	closed a U.S. operating site;

•	restructured our Australian operations;

•	continued strong oversight and performance of our European business and Brazilian operations;

•	diversified the senior leadership team and enhanced capabilities in functions such as data and analytics that we believe are critical to the Company’s long-term success;

Financial

•	purchased $1.2 billion in portfolios during 2023, representing a 36% increase year-over-year;

•	avoided a ratings downgrade on the Company’s outstanding debt after the Company was placed on negative outlook by credit agencies that rate our corporate debt;

•	increased estimated remaining collections by 12% year-over-year following 3 years of decline;

•	proactively managed pricing on new investments to reflect current market conditions and improve expected portfolio returns;

Cultural

•	increased global participation in our employee engagement survey from 46% to 91%;

•

launched a culture initiative to reshape our corporate culture, which included a robust assessment of the current state of our culture, formalization of the desired state for our culture and action plans designed to achieve the desired state;

Legal and Compliance

•	resolved significant litigation and regulatory matters; and

•	maintained a strong control and compliance environment.

Philosophy and Objectives of Our Executive Compensation Program

We believe that the compensation realized by executives should generally reflect the individual skills and contributions of the executive, the Company’s overall performance against its strategic and operating plans and the impact of the Company’s performance on shareholder value.

The objectives of our executive compensation program include:

•	attracting, retaining and motivating highly skilled executives;

•	being competitive with our executive compensation peer companies identified under “Use of Competitive Data” below (“Compensation Peer Group”) and market data from similarly sized companies;

•	aligning the interests of our executives and stockholders;

•	driving the attainment of our short- and long-term financial and strategic objectives;

•	being performance-based, with variable pay constituting a significant portion of total compensation;

•	providing differentiated pay based on an executive’s contributions to Company performance;

•	maximizing the financial efficiency of the overall executive compensation program from tax, accounting and cash flow perspectives;

•	considering corporate governance best practices and the results of our annual say-on-pay proposal submitted to our stockholders;

•	paying competitively based on external market standards and internal parity, while considering emerging trends in executive compensation;

•	promoting internal pay equity;

•	fostering a highly engaged, high-performance culture that values equity, diversity and inclusion;

2024 Proxy Statement | PRA Group 25

Compensation Discussion and Analysis

•	promoting our culture of compliance and adherence to applicable regulatory requirements and risk management practices;

•	considering effective human capital management practices; and

•	focusing on strong governance.

Key Features of Our Executive Compensation Program

We have adopted policies and practices to support our executive compensation philosophy and the objectives of our executive compensation program, including:

What We Do	What We Don’t Do

✓ The majority of NEO total compensation is performance-based.

✓ We target total direct compensation at the median, which we define as the 50th percentile of our Compensation Peer Group.

✓ We enhance executive officer retention by providing a portion of our long-term equity program in time-based awards with multi-year vesting schedules.

✓ The Compensation Committee, which is comprised solely of independent directors, engages an independent executive compensation consultant (“compensation consultant”) to advise it on executive compensation matters.

✓ We maintain strong restrictive covenants in our employment agreements for our NEOs and obtain enhanced restrictive covenants in connection with our equity grants.

✓ We have stock ownership guidelines of five times salary for our CEO and three times salary for all other executive officers.

✓ Our Compensation Recovery Policy provides that the Compensation Committee must clawback incentive-based compensation received by our executive officers in the event of a triggering accounting restatement.

× We do not design our compensation programs to encourage our employees, including our NEOs, to take unnecessary or excessive risks.

× We do not base incentive compensation on a single performance metric.

× We do not have guaranteed minimum payouts.

× We do not provide automatic salary increases for our executives.

× We do not provide our NEOs with excise tax gross-ups.

× We do not accelerate the vesting of equity awards on a change in control of the Company or upon a termination of employment unless such termination occurs within six months before or 24 months following such change in control or in the event of the NEO’s death or disability.

× We generally do not provide our executive officers with perquisites or other personal benefits.

× We do not offer nonqualified deferred-compensation plans or arrangements to our executive officers.

× We do not allow hedging or pledging of our securities.

Our Decision-Making Process

Role of the Compensation Committee

Our Board has delegated oversight of our executive compensation program to its Compensation Committee. Among its duties, the Compensation Committee is responsible for approving all compensation for our executive officers, including our NEOs. Although the Compensation Committee considers our CEO’s recommendations with respect to executive officers other than himself, the Compensation Committee evaluates independently our CEO’s recommendations and makes all final compensation decisions within the parameters of our compensation philosophy and objectives. This process includes the following:

•	evaluating the competitiveness of each NEO’s total compensation, including salary, annual bonus and long-term equity incentives;

•	reviewing and approving corporate and individual performance goals and objectives for our incentive compensation plans;

•	evaluating individual performance against these goals and objectives;

26 PRA Group | 2024 Proxy Statement

Compensation Discussion and Analysis

•	considering any adverse compliance issues when making pay decisions;

•	approving changes to each NEO’s total compensation; and

•	overseeing employment agreements, including the renewal process.

The Compensation Committee is supported in its work by its compensation consultant, our CEO (where appropriate) and members of our legal, human resources and finance departments as needed. Frederic W. Cook & Co. (“FW Cook”) served as the Compensation Committee’s compensation consultant until June 2023 when the Committee engaged Pearl Meyer as its compensation consultant.

Role of the Compensation Consultant

The Compensation Committee has sole authority to hire its compensation consultant, approve such consultant’s compensation, determine the nature and scope of its services, and evaluate its performance. The Compensation Committee may terminate its compensation consultant’s engagement or hire additional consultants at any time. The compensation consultant reports directly to the Compensation Committee.

A representative of the compensation consultant attends Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings, as requested. The compensation consultant provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program, updating the Compensation Committee on evolving executive compensation practices and trends and providing market information and analysis regarding the competitiveness of our executive compensation program and award values in relation to performance.

During 2023, the compensation consultant performed the following key services for the Compensation Committee:

•

analyzed each NEO’s compensation compared to our Compensation Peer Group and other survey data, including target and actual pay levels for each component, and in the aggregate, of our total direct compensation (salary, annual bonus award and annual equity grant) and the mix of our direct compensation components (fixed versus variable, short-term versus long-term and cash versus equity-based pay);

•	provided consultation and advice in support of key executive transitions throughout the year;

•	reviewed and provided recommendations to the Compensation Committee on the composition of our Compensation Peer Group;

•	evaluated the competitiveness of our long-term incentive plans, including their aggregate cost, the rate at which equity is awarded and their dilutive impact;

•	reviewed and provided advice on the CD&A and related compensation disclosures in this Proxy Statement;

•	reviewed and provided input on materials for Compensation Committee meetings;

•	reviewed and provided advice on executive compensation philosophy, strategy, practices and policies;

•	reviewed and provided advice on executive and non-employee director stock ownership guidelines;

•	reviewed and provided advice on our Compensation Recovery Policy in comparison to market practice, regulatory requirements and to evolving best practices;

•	conducted a risk assessment of our compensation programs;

•	provided advice on recent trends and developments in executive compensation; and

•	provided a review of the Company’s non-employee director compensation program compared to our Compensation Peer Group.

Neither FW Cook nor Pearl Meyer provided any other services to the Company or the Compensation Committee during 2023. The Compensation Committee has assessed the independence of FW Cook and Pearl Meyer pursuant to SEC rules and Nasdaq listing standards and has determined that no known conflict of interest exists that prevented FW Cook or prevents Pearl Meyer from serving as a compensation consultant to the Compensation Committee.

Role of Management

At the Compensation Committee’s request, our CEO and other members of management attend portions of the Compensation Committee’s meetings to discuss the Company’s performance and compensation-related matters. While the

2024 Proxy Statement | PRA Group 27

Compensation Discussion and Analysis

CEO is not present during the voting or deliberations relating to his own compensation, he shares his assessment of his performance as well as the performance of our other executive officers with the Compensation Committee. Based on his assessment of the performance of our executive officers and the Company’s overall performance, our CEO makes recommendations to the Compensation Committee on certain compensation decisions for the other executive officers. The Compensation Committee considers our CEO’s recommendations, as well as data and analyses provided by the compensation consultant (and to a lesser extent, the other members of management), but retains full discretion to determine the compensation of all our executive officers, including our CEO.

Use of Competitive Data

The Compensation Committee generally compares the compensation of our NEOs to the median of the Compensation Peer Group. In addition, the Compensation Committee considers factors such as our financial performance relative to the Compensation Peer Group, the unique characteristics of the individual NEO’s position, and any succession and retention concerns.

To maintain the competitiveness of our executive compensation program, the Compensation Committee bases executive compensation levels on benchmarking and information regarding pay practices at comparable companies. Annually, the Compensation Committee determines, with input from the compensation consultant, our Compensation Peer Group, which is intended to reflect companies that are comparable to us based on various metrics, including net income, market capitalization, complexity of operations and business model.

The Compensation Committee, with guidance from FW Cook, changed the Compensation Peer Group for purposes of making 2023 executive compensation decisions by: (i) removing Fair Isaac Corporation, due to its large market capitalization relative to ours, (ii) removing FirstCash, Inc., an international operator of pawn stores, due to the dissimilarity of its business model from ours, and (iii) adding MoneyGram International and Navient Corporation based on various factors making them reasonably comparable to us, including total assets, revenue and market capitalization.

In addition to Compensation Peer Group data, the Compensation Committee reviews financial services compensation survey data reported by the compensation consulting firm of Willis Towers Watson. The Compensation Committee reviews the data related to the Compensation Peer Group and the Willis Towers Watson survey to ascertain the competitive market for our NEOs, to determine whether our compensation levels are competitive and to make compensation adjustments to reflect executive performance and Company performance.

2023 Compensation Peer Group
Credit Acceptance Corp.

CSG Systems International

Encore Capital Group, Inc.

Enova International

Green Dot Corp.

LendingClub Corp.

MGIC Investment Corp.

MoneyGram International

Navient Corp.

Ocwen Financial Corp.

Walker & Dunlop

WEX Inc.

World Acceptance Corp.

28 PRA Group | 2024 Proxy Statement

Compensation Discussion and Analysis

2023 Executive Compensation Elements

In support of the objectives of our executive compensation program, the Compensation Committee adopted an executive compensation program that included the following elements for 2023:

Salary

We pay salaries to provide our NEOs with a reasonable level of fixed short-term compensation. The Compensation Committee reviews the salary for each executive officer at least annually and adjusts salaries when appropriate. When determining whether to adjust salaries, the Compensation Committee considers each NEO’s total direct compensation and performance, the Company’s performance, comparative peer and market compensation data, internal pay equity and other relevant factors, including the scope of the executive’s responsibilities relative to peers and other executives, and retention concerns.

All NEOs other than Mr. Sjölund were appointed to their current positions during 2023 and had their respective salaries determined in connection with their appointment. Mr. Sjölund received a 5% salary increase, effective August 2023, to recognize increased management responsibilities since his last salary increase approximately two years earlier. Salaries are shown below for our current NEOs:

NEO	Salary as of December 31, 2023
Vikram A. Atal	$950,000
Rakesh Sehgal	$500,000
Martin Sjölund(1)	$500,000
LaTisha O. Tarrant	$500,000
R. Owen James(1)	$400,000

(1) Converted to U.S. dollars from British pounds using a December 31, 2023 conversion rate of £1.00 = $1.2730

Annual Bonus Plan

Each year, the Compensation Committee establishes financial metrics to evaluate Company performance in connection with awards under the Annual Bonus Plan. The Committee determines the size of the bonus pool based on Company performance

2024 Proxy Statement | PRA Group 29

Compensation Discussion and Analysis

against the established financial metrics as well as individual, strategic and qualitative factors. The Committee generally bases actual Annual Bonus Plan payouts primarily on the Company’s performance versus established financial metrics, but also considers each executive officer’s individual contribution and performance, Company strategic objectives and additional qualitative factors that the Compensation Committee deems relevant. For 2023, the Compensation Committee approved the following financial metrics and strategic objectives upon the recommendation of the former CEO and CFO: GAAP Net Income; Adjusted EBITDA (as reported in SEC filings); strategic objectives related to cash collections; portfolio investments from new customers, products or geographies; overhead costs and strategic transactions.

As noted in the Executive Summary to this CD&A, 2023 was a challenging year for the Company due in part to the previously discussed changes in executive officers. During the second quarter of 2023, the current management team under the leadership of Mr. Atal and with the Board’s approval adopted key priorities to optimize investments, drive operational execution, manage expenses and accelerate the pace and intensity of our efforts to deliver sustained performance and create value for our stockholders. By the end of 2023, our Board and the Compensation Committee recognized the impact of our cash generating and operational initiatives on our U.S. business and were encouraged that we appeared to be on track to transform the Company to become more robust, efficient and profitable.

During the fourth quarter of 2023 and the first quarter of 2024, the Compensation Committee examined the financial metrics and strategic objectives established at the beginning of 2023 by the former management team that, as noted above, were updated to reflect the key priorities adopted under Mr. Atal’s leadership. The Compensation Committee considered the Company’s 2023 financial performance and the current management team’s accomplishments, including those of the current NEOs, as described in the Executive Summary. Based on the foregoing, the Compensation Committee approved 2023 Annual Bonus Plan payouts for our current NEOs as follows:

NEO	2023 Bonus Target	2023 Bonus Paid	Bonus Paid as a Percentage of Target
Vikram A. Atal	$950,000	$712,500	75%
Rakesh Sehgal(1)	$351,010	$265,000	75%
Martin Sjölund(1)(2)	$426,557	$320,000	75%
Latisha O. Tarrant(1)	$351,575	$265,000	75%
R. Owen James(1)(2)	$293,272	$220,000	75%

(1)	2023 Bonus Target for Messrs. Sehgal, Sjölund and James, and Ms. Tarrant are prorated based on time worked, salaries and bonus targets in their current and former positions.
(2)	Converted to U.S. dollars from British pounds using a December 31, 2023 conversion rate of £1.00 = $1.2730.

Long-Term Incentive Plan (“LTIP”) Awards

Equity awards, which are made under our 2022 Omnibus Incentive Plan (“2022 Equity Plan”), are intended to focus executives on increasing long-term shareholder value, enhance executive retention and promote executive stock ownership. The Compensation Committee generally grants annual LTIP awards in March.

For 2023, annual LTIP awards were a mix of 50% performance stock units (“PSU”) and 50% RSUs, which is consistent and aligns closely with market practices for the Compensation Peer Group. The Compensation Committee awards PSUs to align the interests of our executive officers with the interests of the stockholders by incentivizing them to focus on the long-term goals of the Company and maximizing stockholder returns. The Compensation Committee awards time-based RSUs to retain high caliber executives and reward them for past performance.

The Compensation Committee determines target LTIP award amounts for all executive officers, including our NEOs, based on several factors, including comparative peer and market compensation data for each NEO position in the Compensation Peer Group, the percentage of total direct compensation that is equity-based, share usage, dilution, fair value transfer, performance goals for the LTIP award, the Company’s financial performance and retention considerations.

30 PRA Group | 2024 Proxy Statement

Compensation Discussion and Analysis

The table below shows the annual LTIP awards for 2023 for each of our current NEOs:

NEO	2023 Annual LTIP Awards
	2023 PSUs		2023 RSUs
	# of Units	Grant Date $ Value(1)	# of Units	Grant Date $ Value(1)
Vikram A. Atal	0	$0	0	$0
Rakesh Sehgal	3,014	$125,000	3,014	$125,000
Martin Sjölund	10,851	$450,000	10,851	$450,000
LaTisha O. Tarrant	3,617	$150,000	3,617	$150,000
R. Owen James	2,712	$112,450	2,713	$112,500

(1)	Rounded to the nearest $50 to reflect Compensation Committee approved grant values.

In addition to the annual LTIP awards, the Compensation Committee awarded RSUs (3-year ratable vesting) based on competitive market data to NEOs upon their appointment to an executive officer position during 2023, as shown in the table below:

NEO	Award Date	# of Units	Grant Price per Share	Grant Date $ Value(1)
Vikram A. Atal	4/15/2023	38,779	$38.68	$1,500,000
Rakesh Sehgal	9/15/2023	8,208	$21.32	$175,000
Latisha O. Tarrant	8/15/2023	22,228	$19.12	$425,000
R. Owen James	8/15/2023	11,767	$19.12	$225,000

(1)	Rounded to the nearest $50 to reflect Compensation Committee approved grant values.

For the 2023 LTIP, the Compensation Committee streamlined the performance metrics for the PSUs by removing the Adjusted Revenues and Adjusted Net Income financial metrics and the Revenue from Corporate Development and Stock Price Appreciation measurements. The Compensation Committee retained the Adjusted EBITDA financial metric and added a total stockholder return (“TSR”) metric. The PSU component is earned and vests, subject to continued employment, based on the Company’s performance with respect to:

•

a three-year cumulative financial metric (Adjusted EBITDA, weighted 25%) against an established goal for the metric over the 2023-2025 performance period. EBITDA is defined as income from operations calculated in accordance with United States generally accepted accounting principles (“GAAP”) plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA (1) as adjusted to add recoveries applied to negative allowance minus changes in expected recoveries, both of which are defined using GAAP and reported in the Company’s Consolidated Statement of Cash Flows; and (2) as further adjusted to neutralize foreign exchange fluctuations and for divestitures, corporate development and greenfield activities, and changes in accounting principles and tax laws.

•

a TSR component is based upon the Company’s achievement of relative TSR calculated over the 2023-2025 performance period using the companies comprising the S&P SmallCap 600 Financial Sector Index; the Adjusted EBITDA and TSR components are independent of each other, and awards can be earned for either component based on the requirements for the component.

2023-2025 Adjusted EBITDA(1)		2023-2025 Relative TSR(1)

Performance vs. Target	Target Shares Earned (%)	Value	Target Shares Earned %
Less than 80%	0	Below 30th percentile	0
80%	50	30th percentile	50
90%	75	50th percentile	100
100%	100	70th percentile	150
112.5%	150	90th percentile or more	200
125% or more	200

(1)	Linear interpolation is performed to determine Target Shares Earned between Values.

2024 Proxy Statement | PRA Group 31

Compensation Discussion and Analysis

The RSU component is time-based and vests in equal annual installments over three years, subject to continued employment. The diagram below reflects the various components that comprise the 2023 LTIP design described above:

Outstanding PSU Awards

Following the grant of the 2023 LTIP awards, our current NEOs had three tranches (award years 2020-2023) of PSU awards outstanding. The key features of these outstanding awards are included below:

LTIP Award Year	Performance Period	Measure
2021	2021-2023	Adjusted Revenues
Adjusted EBITDA
Adjusted Net Income
2022	2022-2024	Adjusted Revenues
Adjusted EBITDA
Adjusted Net Income
Revenue from Corporate Development
Stock Price Appreciation
2023	2023-2025	Adjusted EBITDA
TSR

Realization of 2021 LTIP

In February 2024, the Compensation Committee reviewed the financial metrics for the relevant performance period and determined that Adjusted Revenues, Adjusted EBITDA and Adjusted Net Income awards for the three-year performance period of January 1, 2021 to December 31, 2023, resulted in payment of 78%, 84% and 0% of target, respectively.

•

Target Adjusted Revenues for the 2021-2023 performance period was $3,066 and actual performance was $2,865 (both in millions). Therefore, 78% of the target shares were awarded to our NEOs based on the Adjusted Revenues component. Adjusted Revenues are revenues calculated in accordance with GAAP as adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

•

The target Adjusted EBITDA for the 2021-2023 performance period was $3,663 and actual performance was $3,492 (both in millions). Therefore, 84% of the target shares were awarded to our NEOs based on the Adjusted EBITDA component.

•

The target Adjusted Net Income for the 2021-2023 performance period was $321 and actual performance was $217 (both in millions). Therefore, 0% of the target shares were awarded to our NEOs based on the Adjusted Net Income component. Adjusted Net Income is net income attributable to the Company calculated in accordance with GAAP as adjusted to neutralize foreign exchange fluctuations and for divestitures, acquisitions and changes in accounting principles and tax laws.

Employment Agreements

Effective December 1, 2023, we entered into an employment agreement (the “Employment Agreement”) with Mr. Atal. The Employment Agreement provides for the following:

•	a term that commenced on December 1, 2023 and ends on December 31, 2025;

•	base salary remains $950,000;

•	continued eligibility for an annual bonus under the Company’s Annual Bonus Plan and equity awards under the Company’s 2022 Equity Plan, subject to approval by the Compensation Committee; and

•	customary restrictive covenants relating to non-solicitation, non-competition, non-disparagement and confidentiality.

32 PRA Group | 2024 Proxy Statement

Compensation Discussion and Analysis

The Company previously entered into employment agreements with Messrs. Sjölund and James, which are perpetual Agreements until terminated by the Company or by written notice by Messrs. Sjölund or James. Specified severance payments upon involuntary termination of employment without cause or as a result of constructive termination, death or disability are described in the section titled “Post-Employment Compensation Arrangements” (page 40) in this Proxy Statement.

Other Matters

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, including our NEOs (the “Guidelines”). The Guidelines, effective as of March 3, 2022, our Board’s belief in the importance of aligning the economic interests of stockholders and management. The Guidelines were established based on various factors, including executive officer roles, market data, corporate governance practices and the recommendations of the Compensation Committee’s compensation consultant. The Guidelines provide that the Compensation Committee may determine whether, based on the executive’s success in achieving the executive’s stock ownership target, to pay the executive’s annual bonus, if any, in stock, rather than in cash.

The Compensation Committee is responsible for reviewing the Guidelines at least annually and recommending to our Board any changes to the Guidelines. In connection with its annual review, the compensation consultant and management provide the Compensation Committee with a report showing the extent to which our executives have met the requirements set forth in the Guidelines. This report includes targeted share ownership, actual share ownership, 50% of our executives’ remaining unvested RSUs (which are counted towards the Guidelines) and any surplus or deficiency that exists.

Our CEO is required to hold Company stock equivalent to five times his base salary. All other executive officers are required to own three times their base salary.

Each NEO, other than Mr. Sjölund, became an executive officer in 2023 and must satisfy the Guidelines within five years from the date of hire or promotion. Mr. Sjölund has three years from the effective date to satisfy his stock ownership requirement, until March 3, 2025, provided that he may not sell any equity that he owned on March 3, 2022 and must hold (on a post-tax basis) 50% of all equity that vests until he satisfies his stock ownership requirement.

The following chart details the equity ownership targets established for our current NEOs and their progress towards those targets. As of December 31, 2023, none of the current NEOs had achieved his or her individual equity ownership target; however, Mr. Sjölund is on track to reach such target by March 3, 2025 and Messrs. Atal, Sehgal and James, and Ms. Tarrant are on track to achieve their ownership target within five years of becoming an executive officer.

NEO	2023 Salary(1)	Multiple	Share Targets(2)	Equity Ownership(3)
Vikram A. Atal	$950,000	5	181,298	87,242
Rakesh Sehgal	$500,000	3	57,252	23,434
Martin Sjölund	$500,000	3	57,252	52,966
LaTisha O. Tarrant	$500,000	3	57,252	28,367
R. Owen James	$400,000	3	45,802	20,516

(1)

Salary as of December 31, 2023. For ease of presentation, Messrs. Sjölund and James’ salaries were converted to U.S. dollars from British pounds using a December 31, 2023 conversion rate of £1.00 = $1.2730.

(2)	Based on $26.20 per share, the closing price of our common stock on December 31, 2023.
(3)	Includes common stock owned directly and indirectly and 50% of unvested time-based RSUs based on the Guidelines.

Clawback

Effective October 2, 2023, the Compensation Committee adopted a Compensation Recovery Policy (“Clawback Policy”), which intended to comply with the provisions of Exchange Act Section 10D, Exchange Act Rule 10D-1 and Nasdaq Stock Market Rule 5608, which requires companies to adopt a formal policy outlining the recovery of incentive-based compensation in the event of certain accounting restatements.

2024 Proxy Statement | PRA Group 33

Compensation Discussion and Analysis

The Board has delegated the administration of the Clawback Policy to the Compensation Committee, which has full and final authority to make all determinations under the Clawback Policy.

The Clawback Policy applies to all incentive-based compensation received by our executive officers after the effective date of the policy. In the event of a triggering accounting restatement, the Compensation Committee is tasked with recovering in a reasonably prompt timeframe all incentive-based compensation received by a covered executive officer during the applicable recovery period in excess of the compensation that would have been received had the compensation been determined using the restated amounts.

Tax-Qualified Plans

We offer a 401(k) plan for our employees, including our current NEOs, the 401(k) plan is a long-term savings vehicle that enables employees to make pre-tax and post-tax contributions via payroll deductions and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to limitations under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), We make matching cash contributions of up to 4% of each participating employee’s eligible pay after the employee completes six months of service with the Company. Employees are able to direct their own investments, among a range of investment choices, under the plan.

We periodically compare the competitiveness of our benefits programs, including retirement benefits, for all our employees, including our current NEOs, against other employers with whom we broadly compete for talent. It is our objective to provide our employees with a benefits package that is at or around the median when compared to other employers.

Nonqualified Deferred Compensation Plans and Arrangements

We do not offer any nonqualified deferred compensation plans or arrangements to any of our executive officers, including our NEOs.

Severance and Change in Control Arrangements

Pursuant to Mr. Atal’s employment agreements with the Company, he (or his beneficiaries or estate) is eligible for severance payments and other benefits upon terminations of employment for the following reasons:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination; and

•	change in control “double trigger” termination.

In the case of a termination for cause, no severance payments will be made. We find each of these practices to be typical among our peers and we note that the receipt of severance benefits is subject to Mr. Atal’s compliance with non-compete/non-solicitation covenants and the execution of a release of claims. In no instance will we provide excise tax reimbursements or gross-ups. For detailed information on the estimated potential payments and benefits payable to Mr. Atal in the event of their termination of employment, including following a change in control of the Company, see the section titled “Post-Employment Compensation Arrangements” (page 40) in this Proxy Statement.

Perquisites and Other Personal Benefits

We generally do not provide our executive officers, including our NEOs, with perquisites or other personal benefits. We encourage our NEOs to submit to a comprehensive physical examination every three to five years at our expense, at a cost of approximately $5,000 each. We cover the cost of a comprehensive physical examination because we believe it serves a necessary business purpose and protects the interests of the Company and stockholders by requiring each NEO to receive high-quality preventative care, thereby increasing the likelihood of early detection for any serious illness that would prevent them from serving the Company to the best of their ability. During 2023, we also paid Mr. Atal an allowance to relocate to Norfolk, Virginia and reimbursed Mr. Sehgal for the cost of his travel from his residence in New York to the Company’s Norfolk, Virginia offices. We believe there are benefits for our CEO and CFO to be on site together, building relationships and trust with each other and their teams, which is crucial during our leadership transition.

34 PRA Group | 2024 Proxy Statement

Compensation Discussion and Analysis

Deductibility of Executive Compensation

The Compensation Committee carefully considers the tax impacts of its compensation programs on the Company, as well as on its executives. It is the Compensation Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation objectives. While the Compensation Committee is mindful of potential tax implications, it reserves the right to adopt such compensation arrangements as may from time to time be desirable to reward, retain or attract top-quality management.

Compensation Decisions for 2024

Salary and Annual Bonus Targets

During the first quarter of 2024, the Compensation Committee reviewed NEO salaries and 2024 Annual Bonus Plan targets. After considering each NEO’s total direct compensation and performance, the Company’s performance, comparative peer and market compensation data, internal pay equity, retention concerns and other relevant factors, including the scope of the executive’s responsibilities relative to peers, the Committee determined that no changes were warranted except with respect to Mr. Atal, whose annual bonus target was increased to 125% of his salary.

2024 LTIP

For 2024, the Compensation Committee added return on average tangible equity (“ROATE”) to the Company’s LTIP as a metric in addition to the Adjusted EBITDA and TSR metrics described on page 31. ROATE is calculated by dividing Company net income by our average shareholder’s equity, net of intangible assets.

2024 Retention Awards

In light of the significant executive leadership changes, challenges inherited by the new executive leadership team and the key accomplishments of the current NEOs, the Compensation Committee granted a retention award of $100,000 to each current NEO except Mr. Atal. The time-based RSUs, which had a grant date value of $100,000, will vest 100% two years from their grant date of March 7, 2024, subject to the NEO’s continued service. The Compensation Committee provided these awards in recognition of significant changes to the Company’s business strategies and viewed these awards as critical to the Company’s successful CEO transition.

2024 Proxy Statement | PRA Group 35

Compensation Tables and Information

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid to each of our NEOs for all services rendered to the Company for the years ended December 31, 2023, 2022, and 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Comp(2) ($)	All Other Comp(3) ($)	Total ($)

Vikram A. Atal

Chief Executive Officer	2023	$694,231	$1,499,972	$712,500	$155,846	$3,062,549

Rakesh Sehgal

Chief Financial Officer	2023	$432,492	$458,386	$265,000	$29,451	$1,185,329

Martin Sjölund(4)

President, PRA Group Europe	2023	$481,215	$1,020,254	$320,000	$33,075	$1,854,544

LaTisha O. Tarrant

General Counsel & Chief Human Resources Officer	2023	$576,923	$765,077	$265,000	$13,200	$1,620,200

R. Owen James(4)

Managing Director Acquisitions	2023	$367,521	$480,022	$220,000	$27,564	$1,095,107

Kevin P. Stevenson

Former Chief Executive Officer	2023	$259,423	$3,684,317	$—	$2,684,920	$6,628,660

	2022	$950,000	$3,309,927	$712,500	$12,200	$4,984,627

	2021	$950,000	$3,249,986	$1,425,000	$11,600	$5,636,586

Peter M. Graham

Former Chief Financial Officer	2023	$405,000	$1,473,706	$—	$13,200	$1,891,906

	2022	$540,000	$1,323,960	$459,000	$12,200	$2,335,160

	2021	$520,000	$1,299,964	$884,000	$11,600	$2,715,564

Laura B. White

Former Chief Risk & Compliance Officer	2023	$309,615	$1,020,254	$—	$659,641	$1,989,510

	2022	$500,000	$916,569	$425,000	$12,200	$1,853,769

	2021	$500,000	$749,974	$648,000	$11,600	$1,909,574

(1)

The amounts represent the aggregate grant date fair value of the stock awards granted in 2023, 2022 and 2021 determined pursuant to Accounting Standards Codification (“ASC”) Topic 718. The assumptions that we used in calculating these amounts are discussed in Note 1 and Note 11 to the consolidated financial statements in the 2023 Form 10-K. Stock awards consist of time-based RSUs, and performance-based PSUs awarded under the LTIP (see page 31 for a description of the LTIP). The actual amount of compensation that will be realized by the NEO at the time the stock award vests, if at all, will depend upon the market price of our common stock on the day prior to the vesting date. The value as of the grant date of the maximum number of shares that could vest under the 2023 LTIP PSU awards is as follows: Mr. Sehgal, $316,802; Mr. Sjölund, $1,140,526; Ms. Tarrant, $380,161; Mr. James, $285,058; Mr. Stevenson, $4,118,713; Mr. Graham, $1,647,494; and Ms. White, $1,140,526. For more information on the awards granted during 2023, see the Grants of Plan-Based Awards table (page 37).

(2)	These amounts represent awards under the Annual Bonus Plan (see page 29 for a description of the Annual Bonus Plan).
(3)

The amounts comprising “All Other Compensation” for Mr. Graham and Ms. Tarrant represent Company matching contributions to the recipient’s 401(k) plan account up to the $13,200 limit for such plan under federal income tax rules. For Messrs. Sjölund and James, the amounts represent payments under the Pensions Act 2008 of the Parliament of the United Kingdom. For Mr. James, the amount comprises Company pension contributions. Mr. Sjölund has reached the limit on his annual allowance for pension contributions and receives cash payments in lieu of Company pension contributions like other European employees in similar positions because he has not exceeded his annual allowance. The amounts comprising “All Other Compensation” for Messrs. Atal, Sehgal and Stevenson, and Ms. White are below. For a more detailed description of Mr. Atal’s relocation allowance and Mr. Sehgal’s reimbursed cost of travel, see “Perquisites and Other Personal Benefits” on page 34. For a more detailed description of Mr. Stevenson’s and Ms. White’s severance payments, see “Post-Employment Compensation Arrangements” on page 40.

	Mr. Atal	Mr. Sehgal	Mr. Stevenson	Ms. White
401(k) Match Contribution	$5,846	$13,200	$13,200	$13,200

Relocation Allowance	$150,000

Unused Paid Time Off (“PTO”)			$62,115	$24,031

Severance			$2,609,605	$622,410

Reimbursed cost of travel		$16,251
(4)	Messrs. Sjölund and James compensation was converted to U.S. dollars from British pounds using a December 31, 2023 conversion rate of £1.00 = $1.2730.

36 PRA Group | 2024 Proxy Statement

Compensation Tables

Grants of Plan-Based Awards

The following table presents, for each of our NEOs, information concerning awards under our 2022 Equity Plan and Annual Bonus Plan during 2023.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Vikram A. Atal	STI		$0	$950,000	$5,000,000
	RSU	4/15/2023							38,779	$1,499,972

Rakesh Sehgal	STI		$0	$351,010	$5,000,000
	RSU	3/7/2023							3,014	$124,991
	PSU	3/7/2023				0	3,014	6,028		$158,401
	RSU	9/15/2023							8,208	$174,995

Martin Sjölund	STI		$0	$495,336	$5,000,000
	RSU	3/7/2023							10,851	$449,991
	PSU	3/7/2023				0	10,851	21,702		$570,263

LaTisha O. Tarrant	STI		$0	$351,575	$5,000,000
	RSU	3/7/2023							3,617	$149,997
	PSU	3/7/2023				0	3,617	7,234	3,617	$190,080
	RSU	8/15/2023								$424,999

R. Owen James	STI		$0	$396,294	$5,000,000
	RSU	3/7/2023							2,713	$112,508
	PSU	3/7/2023				0	2,712	5,424		$142,529
	RSU	8/15/2023							11,767	$224,985

Kevin P. Stevenson	STI		$0	$950,000	$5,000,000
	RSU	3/7/2023							39,184	$1,624,960
	PSU	3/7/2023				0	39,185	78,370		$2,059,357

Peter M. Graham	STI		$0	$540,000	$5,000,000
	RSU	3/7/2023							15,673	$649,959
	PSU	3/7/2023				0	15,674	31,348		$823,747

Laura B. White	STI		$0	$500,000	$5,000,000
	RSU	3/7/2023							10,851	$449,991
	PSU	3/7/2023				0	10,851	21,702		$570,263

(1)	During 2023, our NEOs were awarded the following plan-based awards: annual short-term incentive award under our Annual Bonus Plan (“STI”) and time-based RSUs and performance-based PSUs under our LTIP.
(2)	The amounts represent the range of possible payouts of the STI from $0 at threshold to $5,000,000 at maximum.
(3)

The amounts represent the range of possible payouts of the PSUs from 0% at threshold to 200% of target (maximum). The PSUs will not vest if the performance criteria are not met. Vesting of the PSUs is based on the achievement of goals with respect to two financial metrics (Adjusted EBITDA and relative TSR) over the 2023-2025 performance period as well as continued employment.

(4)	The amounts represent RSUs. One-third vests on each of the first, second and third anniversary of the grant date, subject to continued employment.
(5)

The amounts represent the aggregate grant date fair value of each award, calculated by multiplying the fair value on the grant date by the number of RSUs and the target number of the PSUs. The fair value of the RSUs is based on the closing price per share of our common stock on the grant date, which was:

Grant Date	Fair Value
3/7/2023	$41.47
4/15/2023	$38.68
8/15/2023	$19.12
9/15/2023	$21.32

The fair value of the PSUs is based on $63.64 per share for the relative TSR performance metric, a market condition, and $41.47 per share, the closing price of our common stock on the grant date, for the other performance metric, Adjusted EBITDA.

2024 Proxy Statement | PRA Group 37

Compensation Tables

Outstanding Equity Awards at Fiscal-Year End

The following table provides information on our NEOs’ outstanding unvested equity awards as of December 31, 2023. No options were outstanding as of December 31, 2023.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock that Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(2)(3)
Vikram A. Atal	4/15/2023	38,779	$1,016,010	—	$—
Rakesh Sehgal	5/15/2022	7,863	$206,011	—	$—
	3/7/2023	3,014	$78,967	3,014	$78,967
	9/15/2023	8,208	$215,050	—	$—
Martin Sjölund	3/7/2021	3,337	$87,429	10,013	$262,341
	3/7/2022	6,682	$175,068	10,022	$262,576
	3/7/2023	10,851	$284,296	10,851	$284,296
LaTisha O. Tarrant	3/7/2021	556	$14,567	1,669	$43,728
	3/7/2022	1,114	$29,187	1,670	$43,754
	11/15/2022	1,079	$28,270	—	$—
	3/7/2023	3,617	$94,765	3,617	$94,765
	8/15/2023	22,228	$582,374	—	$—
R. Owen James	3/7/2021	890	$23,318	2,670	$69,954
	3/7/2022	1,485	$38,907	2,227	$58,347
	3/7/2023	2,713	$71,081	2,712	$71,054
	8/15/2023	11,767	$308,295	—	$—
Kevin P. Stevenson	3/7/2021	—	$—	31,337	$821,029
	3/7/2022	—	$—	14,074	$368,739
	3/7/2023	—	$—	2,176	$57,011
Peter M. Graham	3/7/2021	—	$—	—	$—
	3/7/2022	—	$—	—	$—
	3/7/2023	—	$—	—	$—
Laura B. White	3/7/2021	—	$—	—	$—
	3/7/2022	—	$—	—	$—
	3/7/2023	—	$—	—	$—

(1)	The RSU shares granted vest ratably over a three-year period, beginning on the first anniversary of the award date subject to the terms of the respective RSU agreement.
(2)	The amounts represent the fair market value using $26.20 per share, the closing price of our common stock on December 31, 2023.
(3)

The performance component of the LTIP awards will not vest or be awarded if we do not achieve the minimum threshold performance targets pursuant to the terms of the respective PSU agreement, as described more fully on page 30. If such targets are met, the number of shares to be received by each NEO will be determined based on actual performance (for each year). For the 2021 grant only, if TSR performance is negative, then the average percentage of the target PSUs earned cannot exceed 100% of target. The PSU award performance period is three-years beginning on January 1 of the year of the grant and ending in three years on December 31st.

38 PRA Group | 2024 Proxy Statement

Compensation Tables

Option Exercises and Stock Vested

The following table provides information concerning the shares acquired on vesting of RSUs and PSUs during 2023 on an aggregated basis for each of our NEOs, and includes the value realized upon vesting. During 2023, we had no stock options outstanding and awarded no stock options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Vikram A. Atal	–	$ –
Rakesh Sehgal	–	$ –
Martin Sjölund	18,211	$ 759,945
LaTisha O. Tarrant	2,335	$ 84,123
R. Owen James	5,474	$ 228,430
Kevin P. Stevenson	79,393	$ 3,313,070
Peter M. Graham	27,911	$ 1,164,726
Laura B. White	16,289	$ 679,740

(1)   The amounts represent the aggregate dollar amount realized upon vesting, computed by multiplying the number of shares of stock by the closing market price of our common stock on the day prior to the vesting date.

(2)   On February 14, 2024, the Compensation Committee determined the final payment of PSUs earned under the 2021 LTIP for the three-year period ended December 31, 2023, based on the Company’s financial results and, as a result it is not included in this table.

The following table provides detailed vesting information of the value realized upon vesting of stock awards:

Name	Award Type	Vesting Date	Number of Shares (#)(1)	Closing Market ($)(2)	Value Realized on Vesting ($)
Martin Sjölund	PSU	3/7/2023	8,972	$41.73	$374,402
	RSU	3/7/2023	9,239	$41.73	$385,543
LaTisha O. Tarrant	RSU	11/15/2023	540	$17.07	$9,218
	RSU	3/7/2023	1,795	$41.73	$74,905
R. Owen James	PSU	3/7/2023	2,989	$41.73	$124,731
	RSU	3/7/2023	2,485	$41.73	$103,699
Kevin P. Stevenson	PSU	3/7/2023	41,126	$41.73	$1,716,188
	RSU	3/7/2023	38,267	$41.73	$1,596,882
Peter M. Graham	PSU	3/7/2023	13,459	$41.73	$561,644
	RSU	3/7/2023	14,452	$41.73	$603,082
Laura B. White	PSU	3/7/2023	7,477	$41.73	$312,015
	RSU	3/7/2023	8,812	$41.73	$367,725

(1)  Final payment of PSUs earned under the 2021 LTIP for the three-year period ended December 31, 2023, was determined on February 14, 2024, after the Compensation Committee certified the Company’s financial results and are not included in this table.

(2)  Closing market price of our common stock to calculate value of shares at vesting is the trading day prior to the vesting date.

2024 Proxy Statement | PRA Group 39

Compensation Tables

Post-Employment Compensation Arrangements

Mr. Atal has an Employment Agreement that provides for the payment of specified severance benefits upon termination of employment under some or all of the following circumstances:

•	death;

•	disability;

•	termination for reasons other than cause;

•	constructive termination; and

•	change in control “double trigger” termination.

Depending on the circumstances of the termination, these severance benefits may include cash payments equal to a specified multiple of salary and bonus and subsidized COBRA benefits for 18 months.

Messrs. Sjölund and James employment agreements provide for the payment of salary, bonus and specified severance benefits upon termination of employment for any reason for 6 and 12 months respectively, unless Messrs. Sjölund and James are in breach of any provisions in the employment agreements, guilty of misconduct or fraud against the Company, or convicted of any criminal offence excluding traffic offenses.

Each NEO’s equity award agreement provides that upon reaching age 55 and 10 years of service they may receive a pro rata number of shares based on (i) the number of months the NEO was employed by the Company since the grant date on a proportional basis over the remaining vesting date(s) of the RSU award and (ii) the number of full months during the performance period the NEO was employed by the Company during the performance period and the extent to which the performance categories described in the PSU award agreement are met.

The Estimated Post-Employment Payments and Benefits Table that follows this narrative summarizes such severance payments and benefits payable to the current NEOs. In the case of a termination for cause, no severance payments will be made. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company. While their employment agreements provide our NEOs with certain benefits upon their involuntary termination (not for cause), the agreements also provide protections for the Company in the form of non-competition, non-solicitation, and confidentiality restrictive covenants. None of our NEOs are provided with any type of excise tax reimbursement or gross-up.

The amounts in the following table were calculated based upon employment agreements in effect as of December 31, 2023, reflect an assumed termination date of December 31, 2023 and used the full year target non-equity incentive place awards. With the exception of Mr. Stevenson and Ms. White for whom we entered separation agreements, the NEOs who were formerly employed by us received no severance benefits upon termination.

40 PRA Group | 2024 Proxy Statement

Compensation Tables

Name	Type of Payment or Benefit	Involuntary Termination without Cause/Constructive Termination, not during a Change in Control Protection Period(1)(2)	Involuntary Termination without Cause/Constructive Termination during a Change in Control Protection Period(1)(2)	Disability ($)	Death ($)

Vikram A. Atal	Severance Payment – Base Salary	$1,425,000	$1,900,000	$—	$—
	Severance Payment – Non-Equity Incentive Award	$1,425,000	$1,900,000	$—	$—
	Pro-Rata Bonus	$—	$—	$—	$—
	Equity(3)	$—	$1,016,010	$1,016,010	$1,016,010
	Benefits	$—	$—	$—	$—
	Total	$2,850,000	$4,816,010	$1,016,010	$1,016,010

Rakesh Sehgal	Severance Payment – Base Salary	$—	$—	$—	$—
	Severance Payment – Non-Equity Incentive Award	$—	$—	$—	$—
	Pro-Rata Bonus	$—	$—	$—	$—
	Equity(3)	$—	$578,994	$578,994	$578,994
	Benefits	$—	$—	$—	$—
	Total	$—	$578,994	$578,994	$578,994

Martin Sjölund	Severance Payment – Base Salary(4)	$240,608	$240,608	$—	$—
	Severance Payment – Non-Equity Incentive Award	$—	$—	$—	$—
	Pro-Rata Bonus	$—	$—	$—	$—
	Equity(3)	$—	$1,356,007	$1,356,007	$1,356,007
	Benefits	$—	$—	$—	$—
	Total	$240,608	$1,596,615	$1,356,007	$1,356,007

LaTisha O. Tarrant	Severance Payment – Base Salary	$—	$—	$—	$—
	Severance Payment – Non-Equity Incentive Award	$—	$—	$—	$—
	Pro-Rata Bonus	$—	$—	$—	$—
	Equity(3)	$—	$931,410	$931,410	$931,410
	Benefits	$—	$—	$—	$—
	Total	$—	$931,410	$931,410	$931,410

R. Owen James	Severance Payment – Base Salary(4)	$367,521	$367,521	$—	$—
	Severance Payment – Non-Equity Incentive Award	$—	$—	$—	$—
	Pro-Rata Bonus	$—	$—	$—	$—
	Equity(3)	$—	$640,957	$640,957	$640,957
	Benefits	$—	$—	$—	$—
	Total	$367,521	$1,008,478	$640,957	$640,957

(1)

For Mr. Atal, severance for termination without Cause/Constructive Termination, as set forth in his employment agreement, provides two years’ salary, two times the annual non-equity incentive award, and subsidized COBRA reimbursements for 24 months.

(2)

Messrs. Atal, Sjölund and James’ receive severance payments, as set forth in their employment agreements and all NEOs receive vesting of equity grants accelerated in the case of a change in control and an involuntary termination without Cause or Constructive Termination within the periods that are six months before and 24 months after the change in control.

(3)

Equity values represent immediate vesting of all unvested equity grants upon involuntary termination without Cause/Constructive Termination in connection with a change in control, death and disability and are based on $26.20 per share, the closing price of our common stock on December 29, 2023, of all unvested equity grants as of December 31, 2023.

(4)	Messrs. Sjölund and James compensation was converted to U.S. dollars from British pounds using a December 31, 2023 conversion rate of £1.00 = $1.2730.

Due to the above-described fiscal 2023 changes in our executive officers, we entered into certain separation agreements with our former NEOs, Mr. Stevenson and Ms. White, which provided for severance benefits. Under the terms of Mr. Stevenson’s separation agreement, he received two times his target bonus in the amount of $1,900,000 in 2023 and is entitled to receive two-years’ base salary in the amount of $1,900,000 and subsidized COBRA reimbursements in the amount of $34,336 for 18 months paid in equal bi-monthly installments, which began in April 2023. Under the terms of Ms. White’s separation agreement, she received one time her target bonus in the amount of $500,000 in 2023 and base salary in the amount of $116,669 and subsidized COBRA reimbursements in the amount of $5,741 paid in equal bi-monthly installments from August to November 2023. Mr. Graham received no payments upon his termination of employment other than those paid to employees in similar situations.

2024 Proxy Statement | PRA Group 41

Compensation Tables

CEO Pay Ratio
For 2023, our last completed fiscal year:

•	the annual total compensation of our median employee was $56,570.

•	the annualized total compensation of our CEO was $3,275,073; and

•	the ratio of the annual total compensation of our CEO to our median employee was 58 to 1.
In accordance with SEC rules, we selected a new median employee for 2023. Based on our payroll and employment records, we identified the median employee from an employee population of 3,220 individuals on September 30, 2023. Our employee population included all employees as of September 30, 2023. We included the following pay elements in the total compensation for each employee:

•	salary received;

•	overtime pay received; and

•	incentive compensation payments received.
We identified our median employee for 2023 by: (1) calculating the total compensation using the pay elements described above for each of our employees and (2) ranking the total compensation of all employees (other than our CEO) from lowest to highest.
We calculated the annual total compensation for our 2023 median employee using the same methodology used to calculate our CEO’s annual total compensation for 2023 as reported in the Summary Compensation Table in this Proxy Statement. Due to our current CEO not serving in the CEO role until March 27, 2023, CEO pay was annualized.
The annual total compensation of Mr. Atal for 2023 was $3,062,072. Mr. Atal was our CEO as of September 30, 2023, the date we chose to determine our median-paid associate. To calculate Mr. Atal’s compensation for the pay ratio rule, we annualized the salary he earned between March 27, 2023, the day he became CEO, through December 31, 2023, the last day of our fiscal year. We also annualized his 401(k) match that is noted in footnotes to the Summary Compensation Table. As a result, this amount differs from his compensation as reported in the Summary Compensation Table.
Pay versus Performance
Set forth below is information about the relationship between “compensation actually paid” to our NEOs and certain financial performance measures. For further information concerning our pay-for-performance
philosophy and how we align executive
compensation
with our performance, refer to CD&A beginning on page 23 of this Proxy Statement.

Year (1)	Summary Compensation Table (SCT) Total for Vikram A. Atal (2)	Compensation actually paid to Vikram A. Atal (3)	SCT Total for Kevin P. Stevenson (2)	Compensation actually paid to Kevin P. Stevenson (3)(4)	Average SCT Total for non- PEO NEOs (2)	Average Compensation actually paid to non-PEO NEOs (3)(4)	Value of Initial Fixed $100 Investment based on (5) :		GAAP Net Income ($M)	Adjusted EBITDA ($M) (7)(8)
							TSR	Peer Group TSR(6)
2023	$3,062,549	$2,578,587	$6,628,660	$1,888,877	$1,602,094	$ 764,609	$ 72	$109	($83)	$1,007
2022	$ —	$ —	$4,984,627	$ 462,885	$2,050,507	$ 648,867	$ 93	$97	$117	$1,107
2021	$ —	$ —	$5,636,586	$8,853,857	$2,282,627	$3,251,463	$138	$127	$183	$1,378
2020	$ —	$ —	$5,536,378	$6,570,289	$2,085,675	$2,390,802	$109	$104	$149	$1,337

(1)	The following table lists the principal executive officer (“PEO”) and non-PEO NEOs for each of the fiscal years 2023, 2022, 2021 and 2020

Year	PEO	Non-PEO NEOs
2023	Vikram A. Atal, Kevin P. Stevenson	Rakesh Sehgal, Martin Sjölund, LaTisha O. Tarrant, R. Owen James, Peter M. Graham, Laura B. White
2021-2022	Kevin P. Stevenson	Peter M. Graham, Steven C. Roberts, Christopher B. Graves, Laura B. White
2020	Kevin P. Stevenson	Peter M. Graham, Steven C. Roberts, Christopher B. Graves, Martin Sjölund
(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for Messrs. Atal and Stevenson and (ii) the average of the total compensation reported in the Summary Compensation Table for non-PEO
NEOs for each applicable year.

(3)
To calculate compensation actually paid in accordance with SEC rules, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Atal and Stevenson and for the average of the non-PEO
NEOs is set forth following the footnotes to this table.

42 PRA Group | 2024 Proxy Statement

Compensation Tables

(4)	Compensation actually paid differs from that reported for 2022 due to a minor correction in a formulaic equation performed in 2023.
(5)
Pursuant to the rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historical stock price performance is not necessarily indicative of future stock price performance.

(6)	Index TSR reflects the Nasdaq Financial 100.
(7)
As noted in the CD&A, the Compensation Committee considered various key financial metrics when it determined Annual Bonus Plan payouts. The Compensation Committee selected adjusted EBITDA as the Company Selected Measure. It is an important supplemental measure of operations and financial performance, as it excludes certain items whose fluctuations from period to period do not necessarily correspond to changes in the operations of our business.

(8)	Adjusted EBITDA is a non-GAAP financial measure that is calculated by starting with our GAAP financial measure, Net income/(loss) attributable to PRA Group, Inc. and is adjusted for:
•	income tax expense (or less income tax benefit)
•	foreign exchange loss (or less foreign exchange gain);
•	interest expense, net (or less interest income, net);
•	other expense (or less other income);
•	depreciation and amortization;
•	impairment of real estate;
•	net income attributable to noncontrolling interests; and
•	recoveries applied to negative allowance less changes in expected recoveries.

	2023
	PEO Atal	PEO Stevenson	Average for Non-PEO NEOs

Summary Compensation Table Total (1)	$3,062,549	$6,628,660	$1,602,094
Adjustments (2)
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table	($1,499,972)	($3,684,317)	($869,617)
Year-end fair value of equity awards granted in the applicable year	$1,016,010	$47,621	$346,128
Year-over-year change in fair value of equity awards granted in prior years that are unvested at year end	$—	($1,734,265)	($418,727)
Year-over-year change in fair value of equity awards granted in prior years that vested in the year	$—	$631,177	$104,731

COMPENSATION ACTUALLY PAID	$2,578,587	$1,888,877	$764,609

(1)
For Messrs. Atal and Stevenson, represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the non-PEO
NEOs, amounts shown represent averages.

(2)
We do not provide any defined benefit or actuarial pension plans to any employee, including our NEOs. Thus, no pension valuation adjustments were necessary. In addition, for purposes of the equity award adjustments shown above, no equity awards were cancelled due to failure to meet vesting conditions, no equity awards were granted and vested in the same year, and there are no dividends or interest accrued to report.

Relationship between Pay and Performance
We believe “Compensation Actually Paid” in each of the years reported above
and
over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance.”
The charts below show how PEO and Average
Non-PEO
NEO Compensation Actually Paid fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our incentive plans. Adjusted EBITDA – our Company Selected Measure – as well as the other important financial performance measures (see table below) were strong in 2020 and 2021, leading to higher Compensation Actually Paid in those years. In 2022 and 2023, our performance results on those measures were weaker, leading to lower Compensation Actually Paid.

2024 Proxy Statement | PRA Group 43

Compensation Tables

Compensation Actually Paid v. Total Shareholder Return

Compensation Actually Paid v. GAAP Net Income ($M)

44 PRA Group | 2024 Proxy Statement

Compensation Tables

CEO Compensation Actually Paid v. Adjusted EBITDA ($M)

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2023.
Net
income and Adjusted EBITDA are the two primary performance measures in our Annual Bonus Plan. Adjusted EBITDA and stock price are the two performance measures in the PSUs granted as part of our long-term incentive program. In addition to the metrics noted below, our Annual Bonus Plan also incorporates individual objectives relating to business results, Company strategic objectives and organization and talent. See the section titled “Annual Bonus Plan” (page 29) in this Proxy Statement for a further description of the metrics used in the Company’s executive compensation program.

Most Important Performance Measures Used to Link Compensation Actually Paid to Company Performance
Net Income
Adjusted EBITDA
Stock Price

2024 Proxy Statement | PRA Group 45

Compensation Tables

Securities Authorized for Issuance Under Equity Compensation Plan
The table below reflects the number of shares as of December 31, 2023, subject to outstanding awards and the amount available for future issuance under our 2022 Equity Plan. All stock awards, including LTIP shares
, are in the form of grants of RSUs and PSUs. One RSU or PSU, as applicable, converts into one share of Company stock upon vesting.

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders	866,840	$ —	3,838,826
Equity compensation plans not approved by stockholders	None	N/A	None
Total	866,840	$ —	3,838,826

46 PRA Group | 2024 Proxy Statement

Security Ownership

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of April 15, 2024 by:

•	each of our directors and director nominees;

•	each of our NEOs;

•	all of our current directors and executive officers as a group; and

•	each person known by us to own beneficially more than 5% of our common stock.

Each individual owns directly such shares of common stock and has sole investment and sole voting power unless otherwise noted. The table includes shares of common stock underlying RSUs that will vest within 60 days of April 15, 2024.

Name	Number of Shares Beneficially Owned		Percentage of Class
Vikram A. Atal	74,948	(1)	*
Danielle M. Brown	24,415		*
Marjorie M. Connelly	36,060		*
John H. Fain	42,445		*
Steven D. Fredrickson	113,709		*
Jayne Anne-Gadhia	—		*
Peter M. Graham	53,228		*
R. Owen James	14,195		*
Glenn P. Marino	1,619		*
James A. Nussle	38,765		*
Geir L. Olsen	6,709		*
Brett L. Paschke	17,240		*
Rakesh Sehgal	14,329		*
Martin Sjölund	50,857		*
Kevin P. Stevenson	331,537		*
Scott M. Tabakin	79,442		*
LaTisha O. Tarrant	14,426		*
Peggy P. Turner	14,392		*

Lance L. Weaver	33,864	(2)	*
Laura B. White	18,707		*
All directors and executive officers as of April 15, 2024 as a group (20 persons)	966,558		2%
BlackRock, Inc. 55 East 52nd Street New York, NY 1005	6,538,318	(3)	16.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,292,097	(4)	10.9%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	3,662,290	(5)	9.3%
T. Rowe Price Investment Management, Inc. 101 E. Pratt Street Baltimore, MD 21202	2,717,139	(6)	6.9%
* Represents less than 1% of our outstanding common stock. (1) includes 40,000 shares held by trust and are considered beneficially owned by Mr. Atal.

2024 Proxy Statement | PRA Group 47

Security Ownership

(2)  Includes 27,316 shares held by trust and are considered beneficially owned by Mr. Weaver.

(3)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on January 22, 2024, BlackRock, Inc. is the beneficial owner of 6,538,318 shares of our common stock with sole power to vote or direct the vote of 6,390,805 shares and sole power to dispose or to direct the disposition of these 6,538,318 shares.

(4)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group is the beneficial owner of 4,292,097 shares of our common stock with shared power to vote or direct the vote of 25,533 shares, sole power to dispose or to direct the disposition of 4,224,469 shares and shared power to dispose or direct the disposition of 67,628 shares.

(5)  Based solely on information disclosed in a Schedule 13G/A filed with the SEC on February 8, 2024, by Wellington Management Group LLP (“WMG”), Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”). WGH, WIAH and WMC and certain investment advisers are subsidiaries of WMG. Each of WMG, WGH and WIAH is the beneficial owner of 3,662,290 shares of our common stock with shared power to vote or direct the vote of 2,237,339 shares of our common stock and shared power to dispose or direct the disposition of 3,662,290 shares. WMC is the beneficial owner of 3,227,525 shares of our common stock ([8.22]%) with shared power to vote or direct the vote of 2,101,276 shares and shared power to dispose or direct the disposition of 3,227,525 shares.

(6)  Based solely on information disclosed in a Schedule 13G filed with the SEC on February 14, 2024, T. Rowe Price Investment Management, Inc. is the beneficial owner of 2,717,139 shares of our common stock with sole power to vote or direct the vote of 988,853 shares and sole power to dispose or to direct the disposition of 2,717,139 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors as well as persons who beneficially own ten percent (10%) or more of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the SEC and NASDAQ. As a practical matter, the Company typically assists its directors and NEOs with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews executive officers and directors’ questionnaires and written representations. Based on a review of the Section 16 reports filed by the Company on behalf of its directors and executive officers or furnished to the Company by beneficial owners of 10% or more of its common stock (if applicable) and a review of written representations from certain reporting persons, the Company believes that all such filing requirements of its directors and executive officers were complied with during 2023 except one Form 4 filing on November 15, 2023 for LaTisha O. Tarrant with respect to one transaction to withhold shares to cover estimated taxes related to the vesting of restricted stock units granted on November 15, 2022.

48 PRA Group | 2024 Proxy Statement

Voting Instructions and Other Information

Shares of our common stock may be held directly in your own name (in which case you are considered the “record holder”) or may be held beneficially through a broker, bank or other nominee in street name (in which case you are considered the “beneficial owner”). Summarized below are some distinctions between shares held of record and those owned beneficially.

Record Holder – If your shares are registered directly in your name with Continental Stock Transfer & Trust, our transfer agent, you are considered the stockholder of record, or record holder, with respect to those shares, and we are providing the Notice of Internet Availability of Proxy Materials directly to you. As the record holder, you have the right to vote during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner – If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided the Notice of Internet Availability of Proxy Materials or voting instruction card by your broker, bank or other nominee who is considered the record holder with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. Your broker, bank or other nominee is obligated to provide you with the Notice of Internet Availability of Proxy Materials or a voting instruction card for you to use. However, since you are not the record holder, you may not vote these shares during the Annual Meeting unless you provide a legal proxy, executed in your favor, from the record holder during registration for the Annual Meeting.

Internet Availability of Proxy Materials and Annual Report

We are making available our proxy materials and our 2023 Form 10-K on the internet. Instructions on how to access and review these materials on the internet can be found on your Notice of Internet Availability of Proxy Materials, proxy card and voting instruction card. Stockholders may also view our proxy materials and our 2023 Form 10-K on our website at www.pragroup.com. In addition, stockholders may request that our proxy materials be sent in printed form by mail or electronically by email on an ongoing basis, by following the instructions on the Notice of Internet Availability of Proxy Materials.

How to Vote

For instructions on voting your shares during the Annual Meeting, see “Instructions for Attending and Participating in the Virtual Annual Meeting” on page 2 of this Proxy Statement.

If you are a record holder, we encourage you to vote before the Annual Meeting using one of the convenient options described below:

Internet

You may vote through the internet by going to www.AALvote.com/PRAA and following the instructions. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting through the internet. If you want to vote through the internet, you must do so by 11:59 p.m. Eastern Time on June 12, 2024. If you vote through the internet, you do not need to return a proxy card.

Phone

You may vote by calling (866) 804-9616. You will need to have your Notice of Internet Availability of Proxy Materials or proxy card (if you requested and received a printed copy of the proxy card) available when voting by telephone. If you want to vote by telephone, you must do so by 11:59 p.m. Eastern Time on June 12, 2024. If you vote by telephone, you do not need to return a proxy card.

Mail

If you requested and received a printed copy of the proxy card, you may vote by mail by signing and dating your proxy card and mailing it in the postage-prepaid envelope provided in response to request for printed copies of the proxy materials. If you want to vote by proxy card, it must be received by 11:59 p.m. Eastern Time on June 12, 2024.

If you are a beneficial owner, we encourage you to vote before the Annual Meeting by following the instructions provided to you by your broker, bank or other nominee.

Revoking Your Proxy

If you are a record holder, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by subsequently providing internet or telephone voting instructions, by providing a later dated proxy card (if you requested and received a paper copy of the proxy card) or by voting during the webcast of the Annual Meeting by following

2024 Proxy Statement | PRA Group 49

Voting Instructions and Other Information

the instructions available on the Annual Meeting website. If you are a record holder and require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 120 Corporate Boulevard, Norfolk, Virginia 23502 or by email at corporatesecretary@pragroup.com.

If you are a beneficial owner, you must have a legal proxy from your bank, broker or other nominee to vote during the Annual Meeting and should refer to the instructions provided by your broker, bank or other nominee on how to revoke your voting instructions. If you are a beneficial owner and require assistance in changing or revoking your voting instruction form, contact the institution that holds your shares.

Inspector of Elections

Alliance Advisors, LLC (“Alliance”) has been appointed by our Board to act as the inspector of election for the Annual Meeting. The inspector of election will tabulate the votes cast by proxy or during the webcast of the Annual Meeting and will determine whether a quorum is present. If a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

Cost of Proxy Solicitation

We will bear the entire cost of proxy solicitation and have engaged Alliance to assist in the solicitation of proxies. Alliance will receive a fee of approximately $19,325 plus reasonable out-of-pocket expenses for this work. We will also reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking voting instructions. In addition, proxies may be solicited by our directors, officers and other employees who will not receive any additional compensation for such solicitation.

Broker Non-Votes

Brokers, banks or other nominees holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting such customers’ shares on non-routine matters in the absence of specific instructions from such customers. If you do not provide your voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” Therefore, if your shares are held in street name, it is critical that you provide specific instructions to your broker, bank or other nominee if you want your vote to count.

The ratification of the appointment of EY as the Company’s independent registered public accounting firm (Proposal 2) is considered a routine matter. Therefore, the entity that holds your shares may vote on this matter without instructions from you. On the other hand, all other matters (the election of directors (Proposal 1) and the approval on a non-binding advisory basis of the Say-on-Pay (Proposal 3) are considered non-routine matters. As a result, if you do not provide specific instructions, the entity that holds your shares will not have the authority to vote those shares.

If you received more than one Notice of Internet Availability of Proxy Materials, you may hold shares in more than one account. To ensure all of your shares are voted, you must vote once for each account in which you hold shares by following the instructions on each Notice of Internet Availability of Proxy Materials or voting instruction card you receive.

Stockholder Proposals

To be considered for inclusion in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, stockholders must submit their proposals so that they are received by our Corporate Secretary at PRA Group, Inc., 120 Corporate Boulevard, Norfolk, Virginia 23502, no later than the close of business on December 30, 2024.

Our By-Laws and Certificate of Incorporation include advance notice provisions for director nominations and stockholder proposals to be considered at a stockholder meeting but are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 of the Exchange Act. These advance notice provisions require any stockholder of record entitled to vote at an annual meeting of stockholders who intends to make a nomination for director or make any other proposal to notify the Corporate Secretary in writing not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to our advance notice provisions must be received no earlier than February 13, 2025 and no later than March 15, 2025. The notice must meet other requirements contained in our By-Laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.pragroup.com. Copies of such documents can also be obtained, at no cost, from the Corporate Secretary at the address set forth herein, or from the SEC.

Voting Instructions and Other Information

50 PRA Group | 2024 Proxy Statement

Voting Instructions and Other Information

Other Information

You may request printed copies of this Proxy Statement and our 2023 Form 10-K by contacting our Investor Relations department at the following address:

PRA Group, Inc.

Attn: Investor Relations

120 Corporate Boulevard

Norfolk, VA 23502

This Proxy Statement, our 2023 Form 10-K and other filings made by the Company with the SEC may also be obtained from the SEC’s EDGAR database at www.sec.gov. Additionally, our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Code of Conduct, written charters for each of our Board’s standing Committees, Human Rights Statement, Political Contribution Statement, Environmental and Sustainability Statement and ESG information can be found on the Investor Relations page of our website at www.pragroup.com.

Stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our By-Laws must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors.

Other Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

2024 Proxy Statement | PRA Group 51

PRA Group Proxy Card This proxy is solicited by the Board of Directors of PRA Group, Inc. for use at the Annual Meeting of Stockholders being held at 9:30 a.m. Eastern Time on June 13, 2024 (the “Annual Meeting”). By signing this proxy, you hereby revoke all prior proxies and appoint LaTisha O. Tarrant and Christina Branch, each of them, separately, true and lawful attorneys, with the powers you would possess if personally present, and with full power of substitution, and you hereby authorize each of them to represent and to vote all shares that you are entitled to vote at the Annual Meeting to be held virtually at 9:30 a.m. Eastern Time on June 13, 2024 and at any adjournment or postponement thereof, on the proposals on the reverse side. Receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged. You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using any of the means described on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director listed in Proposal 1 and “FOR” Proposals 2 and 3 at the Annual Meeting and any adjournment or postponement thereof. The proxies are authorized to vote in their discretion with respect to such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. As of April 29, 2024 (the approximate date of this mailing), PRA Group, Inc. does not know of any such other matters to be presented at the Annual Meeting. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. All stockholders who wish to attend the Virtual Meeting must register by June 12, 2024 at 11:59 p.m. Eastern Time at: http://viewproxy.com/PRAGroup/2024/htype.asp Important Notice Regarding the Availability of Proxy Materials for the PRA Group, Inc. Annual Meeting of Stockholders to be held on June 13, 2024.Our Proxy Statement and our 2023 Annual Report to Stockholders are available at: www.viewproxy.com/PRAGroup/2024

Please mark your votes in blue or black ink like this The Board of Directors recommends a vote FOR the election of each director nominee listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors Nominees for the Board of Directors are: (01) Vikram A. Atal FOR AGAINST ABSTAIN (02) Danielle M. Brown FOR AGAINST ABSTAIN (03) Marjorie M. Connelly FOR AGAINST ABSTAIN (04) Steven D. Fredrickson FOR AGAINST ABSTAIN (05) Jayne-Anne Gadhia FOR AGAINST ABSTAIN (06) Glenn P. Marino FOR AGAINST ABSTAIN 07) Geir L. Olsen FOR AGAINST ABSTAIN (08) Brett L. Paschke FOR AGAINST ABSTAIN (09) Scott M. Tabakin FOR AGAINST ABSTAIN (10) Peggy P. Turner FOR AGAINST ABSTAIN (11) Lance L. Weaver FOR AGAINST ABSTAIN 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024. FOR AGAINST ABSTAIN 3. Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN 4. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: Signature (Title(s), if applicable) Signature (if held jointly) VIRTUAL CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by internet or telephone INTERNET Vote your proxy on the internet by 11:59 p.m. Eastern Time on June 12, 2024: Go to www.AALvote.com/PRAA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote your proxy by phone by 11:59 p.m. Eastern Time on June 12, 2024: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote your proxy by mail, which must be received by 11:59 p.m. Eastern Time on June 12, 2024: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.